Exhibit 99.1
Item 6. Selected Financial Data
     The following tables present our selected consolidated financial data, which reflects the financial position and results of operations as if Holliday GP, the Operating Partnerships and HFF, Inc., were consolidated for all periods presented (which have been adjusted for our adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51). The selected historical consolidated financial data as of and for the years ended December 31, 2008, 2007, and 2006 have been derived from our audited consolidated financial statements included elsewhere in this filing. The selected historical consolidated financial data for the year ended December 31, 2005 and 2004 was also derived from our audited consolidated financial statements, not otherwise included in this filing. Our historical results are not necessarily indicative of future performance or results of operations. You should read the historical consolidated financial data together with our consolidated financial statements and related notes thereto, Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations and other financial data included elsewhere herein.

	For The Year Ended December 31,
	2008	2007	2006	2005	2004
Statement of Income Data:
Total revenue	$131,687	$255,666	$229,697	$205,848	$143,691
Operating expenses	130,401	207,686	175,410	157,759	113,961

Operating income	1,286	47,980	54,287	48,089	29,730
Interest and other income, net	4,928	6,469	1,139	414	67
Interest expense	(20)	(407)	(3,541)	(80)	(86)
Decrease in payable under the tax receivable agreement	3,862	—	—	—	—

Income before income taxes	10,056	54,042	51,885	48,423	29,711
Income taxes(a)	5,043	9,874	332	288	296

Net income	5,013	44,168	51,553	48,135	29,415
Net income attributable to noncontrolling interest	4,784	29,748	—	—	—

Net income attributable to controlling interest	$229	$14,420	$51,553	$48,135	$29,415
Less net income earned prior to IPO and reorganization	—	(1,893)	(51,553)	(48,135)	(29,415)

Income available to common stockholders	$229	$12,527	$—	$—	$—

Diluted earnings per common share	$0.01	$0.84	—	—	—

Balance Sheet Data:
Total assets	$203,392	$240,476	$154,302	$38,630	$23,940
Long term debt, excluding current portion	$60	$111	$91	$150	$193
Total liabilities	$137,766	$180,648	$198,620	$29,521	$11,568

(a)	Prior to the Reorganization Transactions in January 2007, we operated as two limited liability companies (HFF Holdings and Holdings Sub), a corporation (Holliday GP) and two limited partnerships (HFF LP and HFF Securities), which two partnerships we refer to as the Operating Partnerships. As a result, our income was subject to limited U.S. federal income taxes and our income and expenses were passed through and reported on the individual tax returns of the members of HFF Holdings. Income taxes shown on the Company’s Consolidated Statements of Income reflect federal income taxes of the corporation and business and corporate income taxes in various jurisdictions. Following the initial public offering, the Company became subject to additional entity-level taxes that are reflected in our consolidated financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Key Financial Measures and Indicators — Costs and Expenses — Income Tax Expense.”
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion should be read in conjunction with the Selected Financial Data and our audited consolidated financial statements and the accompanying notes thereto included elsewhere herein. The following discussion is based on the consolidated results of Holliday GP, the Operating Partnerships and HFF, Inc. In addition to historical information, the following discussion also contains forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those factors set forth under Item 1A — Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2008.

Overview
  Our Business
     We are one of the leading providers of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and are one of the largest full-service commercial real estate financial intermediaries in the country. We operate out of 18 offices nationwide with approximately 163 transaction professionals and approximately 270 support associates. In 2008, we advised on approximately $19.2 billion of completed commercial real estate transactions, approximately a 56.0% decrease compared to the approximately $43.5 billion of completed transactions we advised on in 2007.
     Substantially all of our revenues are in the form of capital markets service fees collected from our clients, usually negotiated on a transaction-by-transaction basis. We also earn fees from commercial loan servicing activities. We believe that our multiple product offerings, diverse client mix, expertise in a wide range of property types and national platform create a diversified revenue stream. Our revenues and net income available to common stockholders were $131.7 million and $0.2 million, respectively, for the year ended December 31, 2008, compared to $255.7 million and $12.5 million, respectively, for the year ended December 31, 2007.
     Our business may be significantly affected by factors outside of our control, particularly including:
•	Economic and commercial real estate market downturns. Our business is dependent on international and domestic economic conditions and the demand for commercial real estate and related services in the markets in which we operate and a slow down, a significant downturn and/or a recession in either the global economy and/or the domestic economy, including but not limited to even a regional economic downturn, could adversely affect our business as is currently the case. A general decline in acquisition and disposition activity can lead to a reduction in fees and commissions for arranging such transactions, as well as in fees and commissions for arranging financing for acquirers and property owners that are seeking to recapitalize their existing properties as is currently the case. Likewise, a general decline in commercial real estate investment activity can lead to a reduction in fees and commissions for arranging acquisitions, dispositions and financings for acquisitions as well as for recapitalizations for existing property owners as well as a significant reduction in our loan servicing activities, due to increased delinquencies and defaults and lack of additional loans that we would have otherwise added to our loan servicing portfolio, all of which would have an adverse effect on our business as is currently the case and is expected to continue for the foreseeable future.

•	Global and domestic credit and liquidity issues. Global and domestic credit and liquidity issues have lead to and are expected to continue to lead to an economic downturn including but not limited to commercial real estate market downturn which have led to a decrease in transaction activity and lower values which is expected to continue for the foreseeable future. The current situation in the global credit markets whereby many world governments (including but not limited to the U.S. where the Company transacts virtually all of its business) have had to take unprecedented and uncharted steps to either support the financial institutions in their respective countries from collapse or taken direct ownership of same is unprecedented in the Company’s history. Restrictions on the availability of capital, both debt and/or equity, have created significant reductions and could further reduce the liquidity in and flow of capital to the commercial real estate markets, as is currently the case and is expected to continue for the foreseeable future. These restrictions could also cause commercial real estate prices to decrease due to the reduced amount of equity capital and debt financing available, as is currently the case and is expected to continue for the foreseeable future. In particular, global and domestic credit and liquidity issues may reduce the number of acquisitions, dispositions and loan originations, as well as the respective number of transactions and transaction volumes, which could also adversely affect our capital markets services revenues including our servicing revenue, as is currently the case and is expected to continue for the foreseeable future.

•	Decreased investment allocation to commercial real estate class. Allocations to commercial real estate as an asset class for investment portfolio diversification may decrease for a number of reasons beyond our control, including but not limited to poor performance of the asset class relative to other asset classes or the superior performance of other asset classes when compared with continued good performance of the commercial real estate asset class or the poor performance of all asset classes. In addition, while commercial real estate is now viewed as an accepted and valid class for portfolio diversification, if this perception changes, there could be a significant reduction in the amount of debt and equity capital available in the commercial real estate sector. In particular, reductions in debt and/or equity allocations to commercial real estate may reduce the number of acquisitions, dispositions and loan originations, as well as the respective number of transactions and transaction volumes, which could also adversely affect our capital markets services revenues including our servicing revenue, as is currently the case and is expected to continue for the foreseeable future.

•	Fluctuations in interest rates. Significant fluctuations in interest rates as well as steady and protracted movements of interest rates in one direction (increases or decreases) could adversely affect the operation and income of commercial real estate properties as well as the demand from investors for commercial real estate investments. Both of these events could adversely affect investor demand and the supply of capital for debt and equity investments in commercial real estate. In particular, increased interest rates may cause prices to decrease due to the increased costs of obtaining financing and could lead to decreases in purchase and sale activities thereby reducing the amounts of investment sales and loan originations and related servicing fees. If our investment sales origination and servicing businesses are negatively impacted, it is likely that our other lines of business would also suffer due to the relationship among our various capital markets services.
     The factors discussed above have adversely affected and continue to be a risk to our business as evidenced by the significant disruptions in the global capital and credit markets, especially in the domestic capital markets. In particular, global and domestic credit and liquidity issues reduced in 2008 and may continue to reduce the number of acquisitions, dispositions and loan originations, as well as the respective number of transactions and transaction volumes. This has had and may continue to have a significant adverse effect on our capital markets services revenues. The significant balance sheet issues of many of the CMBS lenders, banks, life insurance companies, captive finance companies and other financial institutions have adversely affected and will likely continue to adversely affect the flow of commercial mortgage debt to the U.S. capital markets as well and can potentially adversely affect all of our capital markets services platforms and resulting revenues and is expected to continue for the foreseeable future.
     The ongoing economic slow down and domestic and global recession also continue to be a risk, not only due to the potential negative adverse impacts on the performance of U.S. commercial real estate markets, but also to the ability of lenders and equity investors to generate significant funds to continue to make loans and equity available to the commercial real estate market especially in the U.S. where we operate.
     Other factors that may adversely affect our business are discussed under the heading “Forward-Looking Statements” and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008.

Key Financial Measures and Indicators
  Revenues
     Substantially all of our revenues are derived from capital markets services. These capital markets services revenues are in the form of fees collected from our clients, usually negotiated on a transaction-by-transaction basis, which includes origination fees, investment sales fees earned for brokering sales of commercial real estate, loan servicing fees and loan sales and other production fees. We also earn interest on mortgage notes receivable during the period between the origination of the loan and the subsequent sale to Freddie Mac. For the year ended December 31, 2008, we had total revenues of $131.7 million, of which approximately 95.7% were attributable to capital markets services revenue, 1.4% were attributable to interest on mortgage notes receivable and 2.9% were attributable to other revenue sources. For the year ended December 31, 2007, our total revenues equaled $255.7 million, of which 98.0% were generated by our capital markets services, 0.6% were attributable to interest on mortgage notes receivable and 1.4% were attributable to other revenue sources.
  Total Revenues:
     Capital markets services revenues. We earn our capital markets services revenue through the following activities and sources:
•	Origination fees. Our origination fees are earned through the placement of debt, equity and structured financing. Debt placements represent the majority of our business, with approximately $11.8 billion and $23.5 billion of debt transaction volume in 2008 and 2007, respectively. Fees earned by HFF Securities for discretionary and non-discretionary equity capital raises and other investment banking services are also included with capital markets services revenue in our consolidated statements of income. We recognize origination revenues at the closing of the applicable financing and funding of capital, when such fees are generally collected. We recognize fees earned by HFF Securities at the time the capital is funded unless collectibility of our fees are not reasonably assured, in which case, we recognize fees as they are collected.

•	Investment sales fees. We earn investment sales fees by acting as a broker for commercial real estate owners seeking to sell a property(ies) or an interest in a property(ies). We recognize investment sales revenues at the close and funding of the sale, when such fees are generally collected.

•	Loan servicing fees. We generate loan servicing fees through the provision of collection, remittance, recordkeeping, reporting and other related loan servicing functions, activities and services. We also earn fees through escrow balances maintained as a result of required reserve accounts and tax and insurance escrows for the loans we service. We recognize loan servicing revenues at the time services are rendered, provided the loans are current and the debt service payments are actually made by the borrowers. We recognize the other fees related to escrows and other activities at the time the fees are paid.

•	Loan sales and other production fees. We generate loan sales and other production fees through assisting our clients in their efforts to sell all or portions of commercial real estate debt notes. We recognize loan sales and other production revenues at the close and funding of the capital to consummate sale, when such fees are generally collected.
     Interest on mortgage notes receivable. We recognize interest income on the accrual basis during the approximately one month holding period based on the contract interest rate in the loan that is to be purchased by Freddie Mac, provided that the debt service is paid by the borrower.
     Other. Our other revenues include expense reimbursements from clients related to out-of-pocket costs incurred, which reimbursements are considered revenue for accounting purposes.
     A substantial portion of our transactions are success based, with a small percentage including retainer fees (such retainer fees typically being included in a success-based fee upon the closing of a transaction) and/or break fees. Transactions that are terminated before completion will sometimes generate breakage fees, which are usually calculated as a set amount or a percentage (which varies by deal size and amount of work done at the time of breakage) of the fee we would have received had the transaction closed. The amount and timing of all of the fees paid vary by the type of transaction and are generally negotiated on a transaction-by-transaction basis.

  Costs and Expenses
     The largest components of our expenses are our operating expenses, which consist of cost of services, personnel expenses not directly attributable to providing services to our clients, occupancy expenses, travel and entertainment expenses, supplies, research and printing expenses and other expenses. For the years ended December 31, 2008 and 2007, our total operating expenses were $130.4 million and $207.7 million, respectively. In addition, we incur non-operating expenses relating to interest expense and income tax expense.
  Operating Expenses:
     Cost of Services. The largest portion of our expenses is cost of services. We consider personnel expenses directly attributable to providing services to our clients and certain purchased services to be directly attributable to the generation of our capital markets services revenue, and classify these expenses as cost of services in the consolidated statements of income. Personnel expenses include employee-related compensation and benefits. Most of our transaction professionals are paid commissions; however, there are some transaction professionals who are initially paid a salary or draw with commissions credited against the salary or draw. Analysts, who support transaction professionals in executing transactions, are paid a salary plus a discretionary bonus, which is usually calculated as a percentage of an analyst bonus pool or as direct bonuses for each transaction, depending on the policy of each regional office. All other employees receive a combination of salary and an incentive bonus based on performance, job function, individual office policy/profitability, and overall corporate profitability.
     Personnel. Personnel expenses include employee-related compensation and benefits that are not directly attributable to providing services to our clients, profit participation bonuses and stock based compensation. Offices or lines of business that generate profit margins of 14.5% or more are entitled to profit participation bonuses equal to 15% of net income generated by the office or line of business. The allocation of the profit participation and how it is shared within the office are determined by the office head with a review by the managing member of HFF LP or HFF Securities, as the case may be. In 2008 and 2007, total profit participation bonuses paid were approximately 36.8% and 16.9% respectively of operating profit before the profit participation bonus. This increased percentage is due to lower operating profit achieved in 2008.
     Stock Based Compensation. Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share Based Payment, or SFAS 123(R), using the modified prospective method. Under this method, the Company recognizes compensation costs based on grant-date fair value for all share-based awards granted, modified or settled after January 1, 2006, as well as for any awards that were granted prior to the adoption for which requisite service has not been provided as of January 1, 2006. The Company did not grant any share-based awards prior to January 31, 2007, SFAS 123(R) requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors, including employee stock options and other forms of equity compensation based on estimated fair values. The Company estimates the grant-date fair value of stock options using the Black-Scholes option-pricing model. For restricted stock awards, the fair value of the awards is calculated as the difference between the market value of the Company’s Class A common stock on the date of grant and the purchase price paid by the employee. The Company’s awards are generally subject to graded vesting schedules. Compensation expense is adjusted for estimated forfeitures and is recognized on a straight-line basis over the requisite service period of the award. Forfeiture assumptions are evaluated on a quarterly basis and updated as necessary.
     Occupancy. Occupancy expenses include rental expenses and other expenses related to our 18 offices nationwide.
     Travel and entertainment. Travel and entertainment expenses include travel and other entertainment expenses incurred in conducting our business activities.
     Supplies, research and printing. Supplies, research and printing expenses represent expenses related to office supplies, market and other research (including expenses relating to our proprietary database) and printing.
     Other. The balance of our operating expenses include costs for insurance, professional fees, depreciation and amortization, interest on our warehouse line of credit and other operating expenses. We refer to all of these expenses below as “Other” expenses.
     As a result of our initial public offering, we are no longer a privately-owned company and our costs for such items as insurance, accounting and legal advice have increased substantially relative to our historical costs for such services. We have also incurred costs which we had not previously incurred for directors fees, increased directors and officers insurance, investor relations fees, expenses for compliance with the Sarbanes-Oxley Act and new rules implemented by the Securities and Exchange Commission and the New York Stock Exchange, and various other costs of a public company. Actual public company costs incurred during 2008 and 2007 were approximately $5.2 million and $5.9 million, respectively, which included costs related to meeting the legal and regulatory requirements of a public company, including Section 404 of the Sarbanes-Oxley Act. We will continue to incur these costs, possibly at an increased level, in the future.

  Interest and Other Income, net:
     Interest and other income, net consists primarily of income recognized upon the initial recording of mortgage servicing rights for which no consideration is exchanged, impairment of mortgage servicing rights, gains on the sale of loans and interest earned from the investment of our cash and cash equivalents and short-term investments.
  Interest Expense:
     Interest expense represents the interest on our outstanding debt instruments, including indebtedness outstanding under our credit agreement.
Decrease in Payable Under the Tax Receivable Agreement:
     The decrease in the payable under the tax receivable agreement represents the decrease in the estimated tax benefits owed to HFF Holdings under the tax receivable agreement due to a change in the effective tax rate used to value the deferred tax benefit. This decrease in tax benefits owed to HFF Holdings represents 85% of the decrease in the related deferred tax asset.
  Income Tax Expense:
     Prior to the Reorganization Transactions, we operated as two limited liability companies (HFF Holdings and Holdings Sub), a corporation (Holliday GP) and two limited partnerships (HFF LP and HFF Securities, which two partnerships we refer to collectively as the Operating Partnerships). As a result, our income was subject to limited U.S. federal corporate income taxes (allocable to Holliday GP), and the remainder of our income and expenses were passed through and reported on the individual tax returns of the members of HFF Holdings. Income taxes shown on our consolidated statements of income was attributable to taxes incurred at the state and local level.
     Following our initial public offering, the Operating Partnerships have operated and will continue to operate in the U.S. as partnerships for U.S. federal income tax purposes. In addition, however, the Company is subject to additional entity-level taxes that are reflected in our consolidated financial statements.
     The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax losses and tax credit carryforwards, if any. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized in income in the period of the tax rate change. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.
     Our effective tax rate is sensitive to several factors including changes in the mix of our geographic profitability. We evaluate our estimated tax rate on a quarterly basis to reflect changes in: (i) our geographic mix of income, (ii) legislative actions on statutory tax rates, and (iii) tax planning for jurisdictions affected by double taxation. We continually seek to develop and implement potential strategies and/or actions that would reduce our overall effective tax rate.
  Noncontrolling Interest:
     Prior to the Reorganization Transactions, we had not reflected any noncontrolling interest in our financial results. Following the Reorganization Transactions, however, we recorded significant noncontrolling interest relating to the ownership interest of HFF Holdings in the Operating Partnerships. HoldCo LLC, a wholly-owned subsidiary of HFF, Inc., owns the sole general partner of the Operating Partnerships. Accordingly, although HFF, Inc. has a minority economic interest in the Operating Partnerships, it has a majority voting interest and controls the management of the Operating Partnerships. The limited partners in the Operating Partnerships do not have kick-out rights or other substantive participating rights. As a result, HFF, Inc. consolidates the Operating Partnerships and records a noncontrolling interest for the economic interest in the Operating Partnerships indirectly held by HFF Holdings.

Results of Operations
     Following is a discussion of our results of operation for the years ended December 31, 2008, 2007 and 2006. The tables included in the period comparisons below provide summaries of our results of operations. The period-to-period comparisons of financial results are not necessarily indicative of future results.
     Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

	For The Year Ended December 31,
	2008		2007		Total	Total
		% of		% of	Dollar	Percentage
	Dollars	Revenue	Dollars	Revenue	Change	Change
	(Dollars in thousands, unless percentages)
Revenues
Capital markets services revenue	$126,076	95.7%	$250,576	98.0%	$(124,500)	(49.7)%
Interest on mortgage notes receivable	1,819	1.4%	1,585	0.6%	234	14.8%
Other	3,792	2.9%	3,505	1.4%	287	8.2%

Total revenues	131,687	100.0%	255,666	100.0%	(123,979)	(48.5)%
Operating expenses
Cost of services	85,335	64.8%	148,026	57.9%	(62,691)	(42.4)%
Personnel	8,803	6.7%	17,224	6.7%	(8,421)	(48.9)%
Occupancy	7,527	5.7%	8,009	3.1%	(482)	(6.0)%
Travel and entertainment	5,971	4.5%	6,810	2.7%	(839)	(12.3)%
Supplies, research and printing	6,792	5.2%	8,776	3.4%	(1,984)	(22.6)%
Other	15,973	12.1%	18,841	7.4%	(2,868)	(15.2)%

Total operating expenses	130,401	99.0%	207,686	81.2%	(77,285)	(37.2)%

Operating income	1,286	1.0%	47,980	18.8%	(46,694)	(97.3)%
Interest and other income, net	4,928	3.7%	6,469	2.5%	(1,541)	(23.8)%
Interest expense	(20)	(0.0)%	(407)	(0.2)%	387	(95.1)%
Decrease in payable under the tax receivable agreement	3,862	2.9%	—	0.0%	3,862	NM

Income before taxes	10,056	7.6%	54,042	21.1%	(43,986)	(81.4)%
Income tax expense	5,043	3.8%	9,874	3.9%	(4,831)	(48.9)%

Net income	5,013	3.8%	44,168	17.3%	(39,155)	(88.7)%
Net income attributable to noncontrolling interest	4,784	3.6%	29,748	11.6%	(24,964)	(83.9)%

Net income attributable to controlling interest	$229	0.2%	$14,420	5.6%	$(14,191)	(98.4)%

“NM” = Not Meaningful
     Revenues. Our total revenues were $131.7 million for the year ended December 31, 2008 compared to $255.7 million for the same period in 2007, a decrease of $124.0 million, or 48.5%. Revenues decreased primarily as a result of the decrease in production volumes in several of our capital markets services platforms brought about, in significant part, by a slowing economy, both globally and domestically, as well as from the unprecedented disruptions in the global and domestic capital and credit markets.
•	The revenues we generated from capital markets services for the year ended December 31, 2008 decreased $124.5 million, or 49.7%, to $126.1 million from $250.6 million for the same period in 2007. The decrease is primarily attributable to decreased production.

•	The revenues derived from interest on mortgage notes was $1.8 million for the year ended December 31, 2008 compared to $1.6 million for the same period in 2007, an increase of $0.2 million. The increase is due to an increase in the number of loans originated and increased average loan values in our participation in Freddie Mac’s Program Plus Seller Servicer® Program during the year ended December 31, 2008, compared to the same period in 2007.

•	The other revenues we earned, which include expense reimbursements from clients related to out-of-pocket costs incurred, were $3.8 million for the year ended December 31, 2008 compared to $3.5 million for the same period in 2007, an increase of $0.3 million, or 8.2%. Other revenues increased primarily as a result of an increased effort to recoup out of pocket costs especially during the slowdown in the economy.

     Total Operating Expenses. Our total operating expenses were $130.4 million for the year ended December 31, 2008 compared to $207.7 million for the same period in 2007, a decrease of $77.3 million, or 37.2%. Expenses decreased primarily due to lower cost of services and personnel costs as a result of the reduction in capital markets services revenue, and decreased professional fees of $1.2 million and supplies, research and printing costs of $2.0 million.
•	The costs of services for the year ended December 31, 2008 decreased $62.7 million, or 42.4%, to $85.3 million from $148.0 million for the same period in 2007. The decrease is primarily the result of the decrease in commissions and other incentive compensation directly related to the decrease in capital markets services revenues. Cost of services as a percentage of capital markets services and other revenues were approximately 65.7% and 58.3% for the years ended December 31, 2008 and December 31, 2007, respectively. This percentage increase in 2008 is primarily attributable to the fixed portion of cost of services, such as salaries for our analysts and fringe benefit costs being spread over a lower revenue base.

•	Personnel expenses that are not directly attributable to providing services to our clients for the year ended December 31, 2008 decreased $8.4 million, or 48.9%, to $8.8 million from $17.2 million for the same period in 2007. The decrease is primarily related to a decrease in profit participation expense resulting from the lower operating income during the year ended December 31, 2008. This decrease was slightly offset by increased salaries of $0.6 million during the year ended December 31, 2008 as compared to the same period in the prior year.

•	The stock compensation cost, included in personnel expenses, that has been charged against income for the year ended December 31, 2008, was $0.9 million as compared to $0.8 million for the same period in 2007. At December 31, 2008, there was approximately $1.4 million of unrecognized compensation cost related to share based awards. The weighted average remaining contractual term of the nonvested restricted stock units is two years as of December 31, 2008. The weighted average remaining contractual term of the nonvested options is 11 years as of December 31, 2008.

•	Occupancy, travel and entertainment, and supplies, research and printing expenses for the year ended December 31, 2008 decreased $3.3 million, or 14.0%, to $20.3 million compared to the same period in 2007. This decrease is primarily due to decreased supplies, research and printing expenses as well as lower travel and entertainment costs stemming from the decrease in capital markets services revenues.

•	Other expenses, including costs for insurance, professional fees, depreciation and amortization, interest on our warehouse line of credit and other operating expenses, were $16.0 million in the year ended December 31, 2008, a decrease of $2.9 million, or 15.2%, versus $18.8 million in the year ended December 31, 2007. This decrease is primarily related to decreases in professional fees and marketing expenses. The Company experienced higher professional fees of approximately $1.2 million during the year ended December 31, 2007 primarily as a consequence of fees related to the Company’s initial public offering and initial compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, that were incurred during this period. Marketing expenses decreased $1.0 million in 2008 due to a decrease in corporate and local advertising and corporate-sponsored events.
     Operating income. Our operating income in 2008 decreased $46.7 million, or 97.3%, to $1.3 million from $48.0 million in 2007. We attribute this decrease to several factors, with the most significant cause being a decrease of revenues of $124.0 million related to current year market conditions.
     Interest and other income, net. Interest and other income, net in 2008 decreased $1.5 million, or 23.8%, to $4.9 million from $6.5 million in 2007. This decrease was primarily due to lower interest income earned due to lower interest rates and a lower average cash balance and to lower income recognized on mortgage servicing rights .
     Net Income attributable to controlling interest. Our net income attributable to controlling interest for the year ended December 31, 2008 was $0.2 million, a decrease of $14.2 million, or 98.4%, versus $14.4 million for the same fiscal period in 2007. We attribute this decrease to several factors, with the most significant cause being a decrease of revenues of $124.0 million related to current year market conditions and the resulting lower operating income. Factors slightly offsetting this decrease included:
•	The interest expense we incurred during the year ended December 31, 2008 totaled $20,000, compared to $407,000 of similar expenses incurred in the year ended December 31, 2007. This decrease resulted from interest expense in the amount of $0.4 million on a Credit Agreement with Bank of America in January 2007. The outstanding balance of $56.3 million under this Credit Agreement was paid off with the proceeds from the initial public offering and we contemporaneously entered into an Amended Credit Agreement with Bank of America providing for our current $40.0 million line of credit. We have not drawn on our current line of credit since entering into the Amended Credit Agreement in February 2007.

•	The decrease in the payable under the tax receivable agreement of $3.9 million reflects the decrease in the estimated tax benefits owed to HFF Holdings under the tax receivable agreement. This decrease in tax benefits owed to HFF Holdings represents 85% of the decrease in the related deferred tax asset of $4.6 million.

•	Income tax expense was approximately $5.0 million for the year ended December 31, 2008, a decrease of $4.8 million from $9.9 million in the year ended December 31, 2007. This decrease is primarily due to the decrease in net operating income experienced during the year ended December 31, 2008 compared to the same period in the prior year. During the year ended December 31, 2008, the Company recorded a current income tax benefit of $2.5 million which was offset by deferred income tax expense of $7.6 million, primarily relating to the amortization of the step-up in basis from the Operating Partnership’s election under section 754 of the Internal Revenue Code of 1986, as amended, and a change in the rates used to measure the Company’s deferred tax assets. For further detail relating to the Operating Partnership’s Section 754 election, refer to Note 13 to our consolidated financial statements. During the year ended December 31, 2007, the Company recorded current income tax expense of $3.7 million and deferred income tax expense of $6.2 million.

•	Net income attributable to noncontrolling interest equaled $4.8 million in the year ended December 31, 2008, representing the noncontrolling interest relating to the ownership interest of HFF Holdings in the Operating Partnerships, a decrease of $25.0 million from the same period of the prior year. This decrease is due to lower income realized by the Operating Partnerships in 2008.
     Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

	For The Year Ended December 31,
	2007		2006		Total	Total
		% of		% of	Dollar	Percentage
	Dollars	Revenue	Dollars	Revenue	Change	Change
	(Dollars in thousands, unless percentages)
Revenues
Capital markets services revenue	$250,576	98.0%	$225,242	98.1%	$25,334	11.2%
Interest on mortgage notes receivable	1,585	0.6%	1,354	0.5%	231	17.1%
Other	3,505	1.4%	3,101	1.4%	404	13.0%

Total revenues	255,666	100%	229,697	100%	25,969	11.3%
Operating expenses
Cost of services	148,026	57.9%	130,708	56.9%	17,318	13.2%
Personnel	17,224	6.7%	13,471	5.9%	3,753	27.9%
Occupancy	8,009	3.1%	6,319	2.8%	1,690	26.7%
Travel and entertainment	6,810	2.7%	5,789	2.5%	1,021	17.6%
Supplies, research and printing	8,776	3.4%	6,463	2.8%	2,313	35.8%
Other	18,841	7.4%	12,660	5.5%	6,181	48.8%

Total operating expenses	207,686	81.2%	175,410	76.4%	32,276	18.4%

Operating income	47,980	18.8%	54,287	23.6%	(6,307)	(11.6)%
Interest and other income, net	6,469	2.5%	1,139	0.5%	5,330	468.0%
Interest expense	(407)	(0.2)%	(3,541)	1.5%	(3,134)	(88.5)%

Income before taxes	54,042	21.1%	51,885	22.6%	2,157	4.2%
Income tax expense	9,874	3.9%	332	0.1%	9,542	N/M

Net income	44,168	17.3%	51,553	22.4%	(7,385)	(14.3)%
Net income attributable to noncontrolling interest	29,748	11.6%	—	0.0%	29,748	N/M

Net income attributable to controlling interest	$14,420	5.6%	$51,553	22.4%	$(37,133)	(72.0)%

“NM” = Not Meaningful
     Revenues. Our total revenues were $255.7 million for the year ended December 31, 2007 compared to $229.7 million for the same period in 2006, an increase of $26.0 million, or 11.3%. Revenues increased primarily as a result of increased production.

•	The revenues we generated from capital markets services for the year ended December 31, 2007 increased $25.3 million, or 11.2%, to $250.6 million from $225.2 million for the same period in 2006. The increase is primarily attributable to increased production.

•	The revenues derived from interest on mortgage notes was $1.6 million for the year ended December 31, 2007 compared to $1.4 million for the same period in 2006, an increase of $0.2 million. The increase is due to an increase in the number of loans originated and increased average loan values during the year ended December 31, 2007, compared to the same period in 2006.

•	The other revenues we earned were $3.5 million for the year ended December 31, 2007 compared to $3.1 million for the same period in 2006, an increase of $0.4 million, or 13.0%. Other revenues increased primarily as a result of expense reimbursements on a larger number of transactions with expense reimbursement compared to the number of transactions with expense reimbursement in 2006.
     Total Operating Expenses. Our total operating expenses were $207.7 million for the year ended December 31, 2007 compared to $175.4 million for the same period in 2006, an increase of $32.3 million, or 18.4%. Expenses increased primarily due to commissions on increased production.
•	The costs of services for the year ended December 31, 2007 increased $17.3 million, or 13.2%, to $148.0 million from $130.7 million for the same period in 2006. The increase is most significantly a result of commissions on increased capital markets services provided for clients.

•	Personnel expenses that are not directly attributable to providing services to our clients for the year ended December 31, 2007 increased $3.7 million, or 27.9%, to $17.2 million from $13.5 million for the same period in 2006. The increase is primarily related to higher profit participation and other bonus payouts in 2007 as well as increased headcount.

•	The stock compensation cost, included in personnel expenses, that has been charged against income for the year ended December 31, 2007, was $0.8 million. At December 31, 2007, there was approximately $2.1 million of unrecognized compensation cost related to share based awards. The weighted average remaining contractual term of the nonvested restricted stock units is 3 years as of December 31, 2007. The weighted average remaining contractual term of the nonvested options is 12 years as of December 31, 2007.

•	Occupancy, travel and entertainment, and supplies, research and printing expenses for the year ended December 31, 2007 increased $5.0 million, or 27.1%, to $23.6 million compared to the same period in 2006. These increases are primarily due to increased business activity, and additional space occupied, higher rents and new office space.

•	Other expenses, including costs for insurance, professional fees, depreciation and amortization, interest on our warehouse line of credit and other operating expenses, were $18.8 million in the year ended December 31, 2007, an increase of $6.1 million, or 48.8%, versus $12.7 million in the year ended December 31, 2006. This increase is primarily related to costs associated with increased professional fees in relation to the Reorganization Transactions, increased amortization on intangible assets and increased insurance costs.
     Operating income. Our operating income in 2007 decreased $6.3 million, or 11.6%, to $48.0 million from $54.3 million in 2006. This decrease was largely an effect of the increases to our individual and total operating expenses as described above, which were partially offset by the increases in our capital markets services revenue and total revenues.
     Interest and other income, net. Interest and other income, net in 2007 increased $5.3 million, or 468.0%, to $6.5 million from $1.1 million in 2006. This increase was largely due to the recognition of mortgage servicing rights for which no consideration is exchanged in accordance with FAS 156.
     Net income attributable to controlling interest. Our net income attributable to controlling interest for the year ended December 31, 2007 was $14.4 million, a decrease of $37.1 million, or 72.0%, versus $51.6 million for the same fiscal period in 2006. This decrease is primarily attributable to the decrease in operating income of $6.3 million as well as the following significant factors:
•	Our income tax expense increased $9.5 million, or 2,874.1%, to $9.9 million in 2007 compared with $0.3 million in 2006. This increase was principally the result of changes in our tax treatment following the Reorganization Transactions.

•	Net income attributable to noncontrolling interest equaled $29.7 million in the year ended December 31, 2007, representing the noncontrolling interest relating to the ownership interest of HFF Holdings in the Operating Partnerships. We did not record any noncontrolling interest prior to the Reorganization Transactions, including in the year ended December 31, 2006.
     These factors were partially offset by an increase in interest and other income, net resulting primarily from income of $5.4 million relating to the initial recognition of our mortgage servicing rights during the year ended December 31, 2007, which was partially offset by an impairment charge of $1.1 million on a portion of the life company portfolio, during the year ended December 31, 2007.
Financial Condition
     Total assets decreased to $203.4 million at December 31, 2008 compared to $240.5 million at December 31, 2007 due primarily to:
•	A decrease of $7.6 million in our deferred tax assets primarily as a result of the amortization of the step-up in basis from the Section 754 election.

•	A decrease in cash and cash equivalents to $37.0 million at December 31, 2008 compared to $43.7 million at December 31, 2007.

•	A decrease in mortgage notes receivable to $16.3 million at December 31, 2008 from $41.0 million at December 31, 2007 due to the timing of sales of loans to Freddie Mac.
     Total liabilities decreased to $137.8 million at December 31, 2008 compared to $180.6 million at December 31, 2007 due primarily to:
•	A decrease in the payable under the tax receivable agreement of $3.9 million, representing 85% of the decrease in our deferred tax assets, which decreased due to a change in the tax rate used to measure our deferred tax assets. Also, in conjunction with the filing of the Company’s 2007 federal and state tax returns, the benefit for 2007 relating to the Section 754 basis step-up was finalized resulting in $6.2 million in tax benefits in 2007. As such, during August 2008, the Company paid $5.3 million to HFF Holdings under this tax receivable agreement.

•	A reduction in the warehouse line of credit of $24.7 million due to the timing of the sale of loans to Freddie Mac and the corresponding draws on the line of credit.

•	A decrease in accrued compensation and related taxes of $7.6 million due to payment of year end bonus accruals and a lower profit participation accrual at December 31, 2008 as compared to December 31, 2007.
     Stockholders equity increased to $65.6 million at December 31, 2008 from $59.8 million at December 31, 2007 primarily due to the net income earned during the year ended December 31, 2008 and the recording of stock based compensation of $0.9 million.
Cash Flows
     Our historical cash flows are primarily related to the timing of receipt of transaction fees, the timing of distributions to members of HFF Holdings and payment of commissions and bonuses to employees.
  2008
     Cash and cash equivalents decreased $6.7 million in the year ended December 31, 2008. Net cash of $6.4 million was used in operating activities, primarily resulting from a $3.6 million increase in prepaid expenses and other current assets, a $7.6 million decrease in accrued compensation and related taxes, $5.3 million decrease in the payable under the tax receivable agreement and a $1.5 million decrease in accounts payable. These uses of cash were partially offset by the decrease in deferred taxes of $7.6 million and a $1.3 million decrease in receivable from affiliates. Cash of $0.3 million was used for investing in property and equipment and a non-compete agreement which was offset by $0.1 million of net proceeds from investments. Financing activities used $0.2 million of cash primarily due to payments on capital leases and distributions to the noncontrolling interest holder.

  2007
     Cash and cash equivalents increased $40.4 million in the year ended December 31, 2007. Net cash of $62.9 million was provided by operating activities, primarily resulting from net income of $44.2 million. Cash of $4.3 million was used for investing in property and equipment. Financing activities used $18.2 million of cash primarily due to payments under our credit agreement of $56.4 million, which was partially offset by proceeds from the issuance of our Class A common stock in the amount of $272.1 million, less $215.9 million used to purchase the ownership interests in the operating partnerships.
Liquidity and Capital Resources
     Our current assets typically have consisted primarily of cash and cash equivalents and accounts receivable in relation to earned transaction fees. At December 31, 2008, our cash and cash equivalents were invested or held in a mix of money market funds and bank demand deposit accounts at one financial institution. Our current liabilities have typically consisted of accounts payable and accrued compensation. We regularly monitor our liquidity position, including cash levels, credit lines, interest and payments on debt, capital expenditures and matters relating to liquidity and to compliance with regulatory net capital requirements. We have historically maintained a line of credit under our revolving credit facility in excess of anticipated liquidity requirements.
     Prior to the Reorganization Transactions, cash distributions to HFF Holdings were generally made two times each year by the Operating Partnerships, although approximately 75% to 90% of the anticipated total annual distribution was distributed to HFF Holdings each January. Therefore, levels of cash on hand decreased significantly after the January distribution of cash to HFF Holdings, and gradually increased until year end. As a result of the initial public offering, we no longer make distributions as described above. Following the initial public offering, in accordance with the Operating Partnerships’ partnership agreements, and approval from the board of directors of HFF, Inc. and approval from GP Corp (as general partner of the Operating Partnerships), the Operating Partnerships make quarterly distributions to its partners, including HFF, Inc., in an amount sufficient to cover all applicable taxes payable by the members of HFF Holdings and by us and to cover dividends, if any, declared by the board of directors. During the years ended December 31, 2008 and 2007, the Operating Partnerships distributed $0.1 million and $14.3 million, respectively to HFF Holdings. These distributions decreased the noncontrolling interest balance on the Consolidated Balance Sheet. During the second quarter 2009, we anticipate the Operating Partnerships to make a distribution of approximately $1.5 million to HFF Holdings.
     Over the twelve month period ended December 31, 2008, we used approximately $6.4 million of cash for operations. Our short-term liquidity needs are typically related to compensation expenses and other operating expenses such as occupancy, supplies, marketing, professional fees and travel and entertainment. For the year ended December 31, 2008, we incurred approximately $130.4 million in total operating expenses. A large portion of our operating expenses are variable, highly correlated to our revenue streams and dependent on the collection of transaction fees. During the year ended December 31, 2008, approximately 44.8% of our operating expenses were variable expenses. Our cash flow generated from operations historically has been sufficient to enable us to meet our objectives. However, if the current state of the economy continues to deteriorate at the rate it did during 2008 and it continues to adversely impact our capital markets services revenues, we may be unable to generate enough cash flow from operations to meet our operating needs and therefore we could use all or substantially all of our existing cash reserves on hand. As of February 28, 2009, our cash and cash equivalents were $31.6 million. During the fourth quarter 2008 we eliminated 57 positions and took other cost saving actions that will result in approximately $5.0 million of annual cost savings. We will continue to evaluate other opportunities for cost savings. We currently believe that cash flows from operating activities and our existing cash balance will provide adequate liquidity and are sufficient to meet our working capital needs for the foreseeable future.
     Our tax receivable agreement with HFF Holdings entered into in connection with our initial public offering provides for the payment by us to HFF Holdings of 85% of the amount of cash savings, if any, in U.S. federal, state and local income taxes that we actually realize as a result of the increases in tax basis and as a result of certain other tax benefits arising from our entering into the tax receivable agreement and making payments under that agreement. We have estimated that the payments that will be made to HFF Holdings will be $108.3 million. Our liquidity needs related to our long term obligations are primarily related to our facility leases and long-term debt obligations. In connection with our initial public offering, we paid off the entire balance of our credit facility of $56.3 million and entered into a new credit facility that provides us with a $40.0 million line of credit. Additionally, for the year ended December 31, 2008, we incurred approximately $7.5 million in occupancy expenses and approximately $20,000 in interest expense.
     We entered into a new credit facility with Bank of America, N.A. for a new $40.0 million line of credit that was put in place contemporaneously with the consummation of the initial public offering. This new credit facility matures on February 5, 2010 and may be extended for one year based on certain conditions as defined in the agreement. Interest on outstanding balance is payable at the applicable LIBOR rate (for interest periods of one, two, three, six or twelve months) plus 200 basis points, 175 basis points or 150 basis points (such margin is determined from time to time in accordance with the Amended Credit Agreement, based on our then applicable consolidated leverage ratio) or the Federal Funds Rate (0.14% at December 31, 2008) plus 0.5% or the Prime Rate (3.25% at December 31, 2008) plus 1.5%. The Amended Credit Agreement also requires payment of a commitment fee of 0.2% or 0.3% on the unused amount of credit based on the total amount outstanding. Additionally, on June 27, 2008, we entered into an amendment to the Amended Credit Agreement to modify the calculation of the Consolidated Fixed Charge Coverage Ratio, as defined therein, as it relates to the Quarterly Tax Distributions, as defined therein, and to modify certain annual and quarterly reporting obligations of HFF LP under the Amended Credit Agreement. The Company did not borrow on this revolving credit facility during the year ended December 31, 2008.

     Our current $40 million revolving credit facility imposes certain operating and financial conditions on us that, in certain instances, could result in a reduction of availability under our line of credit or an event of default. In the case of an event of default, Bank of America may terminate the credit facility and, if any borrowings are outstanding, declare such borrowings due and payable. Availability, which determines the total amount of the line of credit available to us at a specific time, is defined under the Amended Credit Agreement as three times the difference between Consolidated EBITDA, as defined therein, and Consolidated Fixed Charges, as defined therein. As of December 31, 2008, based on our Availability, we have $25.1 million of the $40.0 million undrawn line of credit available to us under our revolving credit facility. In addition, the financial covenants under the Amended Credit Agreement currently require us to maintain a maximum leverage ratio of Consolidated Funded Indebtedness to Consolidated EBITDA, each as defined therein, and a minimum fixed charge coverage ratio of Consolidated EBITDA to Consolidated Fixed Charges, each as defined therein. Our ability to meet these requirements and financial ratios can be affected by events beyond our control, and we may not be able to continue to satisfy such requirements or ratios when required in the future. In particular, if current conditions in the credit market and commercial real estate market continue or worsen in the future, we may no longer have any availability under our credit facility and/or be in compliance with the financial covenants under our credit facility. As a result, we may no longer be able to borrow any funds under this facility’s line of credit. In addition, we cannot make any assurances that we would be able to negotiate a waiver or amendment to our current facility or enter into a replacement line of credit on acceptable terms or at all.
     On October 29, 2008, Bank of America announced plans that they would participate in the U.S. government’s Troubled Asset Relief Program (TARP) and has subsequently applied for and received additional assistance from the U.S government. As of this time, we are unable to determine what impact, if any, this may have on our ability to utilize our line of credit under the Amended Credit Agreement.
     In 2005, we entered into an uncommitted financing arrangement with Red Mortgage Capital, Inc. to fund our Freddie Mac loan closings. Pursuant to this arrangement, Red Mortgage Capital funds multifamily Freddie Mac loan closings on a transaction-by-transaction basis, with each loan being separately collateralized by a loan and mortgage on a multifamily property that is ultimately purchased by Freddie Mac. On December 31, 2008, National City Corporation, which is the parent company of Red Mortgage Capital, was merged with and into The PNC Financial Services Group, Inc. Although we have not experienced any changes with our warehouse line of credit with Red Mortgage Capital, as of this time we are unable to determine what impact, if any, this transaction may have on our ability to continue to obtain financing from Red Mortgage Capital to support our participation in Freddie Mac’s Program Plus Seller Servicer Program.
     In October 2007, as a result of increases in the volume of the Freddie Mac loans that HFF LP originates as part of its participation in Freddie Mac’s Program Plus Seller Servicer program and recently imposed borrowing limits under the financing arrangement with Red Mortgage Capital of $150.0 million, we began pursuing alternative financing arrangements to potentially supplement or replace our existing financing arrangement with Red Mortgage Capital. On October 30, 2007, we entered into an amendment to the Amended Credit Agreement to clarify that the $40.0 million line of credit under the Amended Credit Agreement is available to us for purposes of originating such Freddie Mac loans. In addition, in November 2007, we obtained an uncommitted $50.0 million financing arrangement from The Huntington National Bank to supplement our Red Mortgage Capital financing arrangement. The Red Mortgage Capital and Huntington National Bank financing arrangements are only for the purpose of supporting our participation in Freddie Mac’s Program Plus Seller Servicer program, and cannot be used for any other purpose. As of December 31, 2008, we had outstanding borrowings of $16.3 million under the Red Mortgage Capital/Huntington National Bank arrangements and a corresponding amount of mortgage notes receivable. Although we believe that our current financing arrangements with Red Mortgage Capital and The Huntington National Bank and our lines of credit under the Amended Credit Agreement are sufficient to meet our current needs in connection with our participation in Freddie Mac’s Program Plus Seller Servicer program, in the event we are not able to secure financing for our Freddie Mac loan closings, we will cease originating such Freddie Mac loans until we have available financing.

Critical Accounting Policies; Use of Estimates
     We prepare our financial statements in accordance with U.S. generally accepted accounting principles. In applying many of these accounting principles, we make assumptions, estimates and/or judgments that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates and/or judgments, however, are often subjective and our actual results may change negatively based on changing circumstances or changes in our analyses. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. We believe the following critical accounting policies could potentially produce materially different results if we were to change underlying assumptions, estimates and/or judgments. See the notes to our consolidated financial statements for a summary of our significant accounting policies.
     Goodwill. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” we evaluate goodwill for potential impairment annually or more frequently if circumstances indicate impairment may have occurred. In this process, we make estimates and assumptions in order to determine the estimated enterprise value of the Company. In determining the fair value of the Company for purposes of evaluating goodwill for impairment, we utilize an enterprise market valuation approach. In applying this approach, we use the stock price of our Class A common stock as of the measurement date multiplied by the sum of current outstanding shares and an estimated control premium. As of March 6, 2009, management’s analysis indicates that a greater than 16% decline in the estimated enterprise value of the Company may result in the recorded goodwill being impaired and would require management to measure the amount of the impairment charge. Goodwill is considered impaired if the recorded book value of goodwill exceeds the implied fair value of goodwill as determined under this valuation technique. We use our best judgment and information available to us at the time to perform this review.
     Intangible Assets. Our intangible assets primarily include mortgage servicing rights under agreements with third party lenders and deferred financing costs. Servicing rights are recorded at the lower of cost or market. Mortgage servicing rights do not trade in an active, open market with readily available observable prices. Since there is no ready market value for the mortgage servicing rights, such as quoted market prices or prices based on sales or purchases of similar assets, the Company determines the fair value of the mortgage servicing rights by estimating the present value of future cash flows associated with servicing the loans. Management makes certain assumptions and judgments in estimating the fair value of servicing rights. The estimate is based on a number of assumptions, including the benefits of servicing (contractual servicing fees and interest on escrow and float balances), the cost of servicing, prepayment rates (including risk of default), an inflation rate, the expected life of the cash flows and the discount rate. The cost of servicing and discount rates are the most sensitive factors affecting the estimated fair value of the servicing rights. Management estimates a market participant’s cost of servicing by analyzing the limited market activity and considering the Company’s own internal servicing costs. Management estimates the discount rate by considering the various risks involved in the future cash flows of the underlying loans which include the cancellation of servicing contracts, concentration in the life company portfolio and the incremental risk related to large loans. Management estimates the prepayment levels of the underlying mortgages by analyzing recent historical experience. Many of the commercial loans being serviced have financial penalties for prepayment or early payoff before the stated maturity date. As a result, the Company has consistently experienced a low level of loan runoff. The estimated value of the servicing rights is impacted by changes in these assumptions. As of December 31, 2008, the fair value and net book value of the servicing rights were $8.4 million and $7.3 million, respectively. A 10%, 20% and 30% increase in the level of assumed prepayments would decrease the estimated fair value of the servicing rights at the stratum level by up to 1.7%, 3.3% and 4.9%, respectively. A 10%, 20% and 30% increase in the cost of servicing the loan portfolio would decrease the estimated fair value of the servicing rights at the stratum level by up to 21.4%, 42.8% and 64.2%, respectively. A 10%, 20% and 30% increase in the discount rate would decrease the estimated fair value of the servicing rights at the stratum level by up to 3.4%, 6.7% and 9.7%, respectively. The effect of a variation in each of these assumptions on the estimated fair value of the servicing rights is calculated independently without changing any other assumption. Servicing rights are amortized in proportion to and over the period of estimated servicing income which results in an accelerated level of amortization over eight years. We evaluate amortizable intangible assets on an annual basis, or more frequently if circumstances so indicate, for potential impairment.
     During the period ended December 31, 2007, the Company recorded an impairment charge of $1.1 million related to mortgage servicing rights acquired in June 2003. In recording the impairment charge, the Company wrote off the gross mortgage servicing right balance of $5.4 million and accumulated amortization of $4.3 million, as we determined the fair value of these mortgage servicing rights to be approximately $0. The impairment charge resulted from several factors, including that many of the underlying loans experienced higher prepayment activity given that these loans had higher than current interest rates. Additionally, management updated its assumptions in estimating the fair value of the recorded servicing rights as of December 31, 2007 based on the current market conditions which caused the estimate of fair value for these mortgage servicing rights to decrease.

     Effective January 1, 2007, the Company adopted the provisions of the Statement of Financial Accounting Standards Board (SFAS) No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140, or SFAS 156. Under SFAS 156, the standard requires an entity to recognize a servicing asset or servicing liability at fair value each time it undertakes an obligation to service a financial asset by entering into a servicing contract, regardless of whether explicit consideration is exchanged. The statement also permits a company to choose to either subsequently measure servicing rights at fair value and to report changes in fair value in earnings, or to retain the amortization method whereby servicing rights are recorded at the lower of cost or fair value and are amortized over their expected life. The Company retained the amortization method upon adoption of SFAS 156, but began recognizing the fair value of servicing contracts involving no consideration assumed after January 1, 2007, which resulted in the Company recording $1.8 million and $3.6 million of intangible assets and a corresponding amount to income upon initial recognition of the servicing rights for the years ended December 31, 2008 and 2007, respectively. This amounts are recorded in “Interest and other income, net” in the Consolidated Statements of Income.
  Income Taxes.
     The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax losses and tax credit carryforwards, if any. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates are recognized in income in the period of the tax rate change. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.
     Our effective tax rate is sensitive to several factors including changes in the mix of our geographic profitability. We evaluate our estimated tax rate on a quarterly basis to reflect changes in: (i) our geographic mix of income, (ii) legislative actions on statutory tax rates, and (iii) tax planning for jurisdictions affected by double taxation. We continually seek to develop and implement potential strategies and/or actions that would reduce our overall effective tax rate.
     The net deferred tax asset of $124.2 million at December 31, 2008 is comprised mainly of a $136.5 million deferred tax asset related to the Section 754 election tax basis step up, net of a $15.7 million valuation allowance. The net deferred tax asset related to the Section 754 election tax basis step up of $120.7 million represents annual tax deductions of approximately $17.0 million through 2022. In order to realize the annual benefit of approximately $17.0 million, the Company needs to generate approximately $190 million in revenue each year, assuming a constant cost structure. In the event that the Company cannot realize the annual benefit of $17.0 million each year, the shortfall becomes a net operating loss that can be carried back 3 years to offset prior years’ taxable income or carried forward 15 years to offset future taxable income. The Company’s inability to generate a sufficient level of taxable income through the carryforward period would result in the recording of a valuation allowance as a charge to income tax expense and a corresponding reduction in the payable under the tax receivable agreement which would be recorded as income in the Consolidated Statements of Income. In evaluating the realizability of these deferred tax assets, management makes estimates and judgments regarding the level and timing of future taxable income, including reviewing forward-looking analyses. Based on this analysis and other quantitative and qualitative factors, management believes that it is currently more likely than not that the Company will be able to generate sufficient taxable income to realize a portion of the deferred tax assets resulting from the initial basis step up recognized from the Reorganization Transaction.
  Leases.
     Leases. The Company leases all of its facilities under operating lease agreements. These lease agreements typically contain tenant improvement allowances. The Company records tenant improvement allowances as a leasehold improvement asset, included in property and equipment, net in the Consolidated Balance Sheets, and a related deferred rent liability and amortizes them on a straight-line basis over the shorter of the term of the lease or useful life of the asset as additional depreciation expense and a reduction to rent expense, respectively. Lease agreements sometimes contain rent escalation clauses or rent holidays, which are recognized on a straight-line basis over the life of the lease in accordance with SFAS No. 13, Accounting for Leases. Lease terms generally range from one to ten years. An analysis is performed on all equipment leases to determine whether a lease should be classified as a capital or an operating lease according to SFAS No. 13, as amended.
  Stock Based Compensation
     The Company estimates the grant-date fair value of stock options using the Black-Scholes option-pricing model. The weighted average assumptions used in the option pricing model as of December 31, 2008 are: (i) zero dividend yield, (ii) expected volatility of 51.7%, (iii) risk free interest rate of 4.3% and (iv) expected life of 6.5 years. For restricted stock awards, the fair value of the awards is calculated as the difference between the market value of the Company’s Class A common stock on the date of grant and the purchase price paid by the employee. The Company’s awards are generally subject to graded vesting schedules. Compensation expense is adjusted for estimated forfeitures and is recognized on a straight-line basis over the requisite service period of the award. Forfeiture assumptions are evaluated on a quarterly basis and updated as necessary.

Certain Information Concerning Off-Balance Sheet Arrangements
     We do not currently invest in any off-balance sheet vehicles that provide liquidity, capital resources, market or credit risk support, or engage in any leasing activities that expose us to any liability that is not reflected in our consolidated financial statements.
Contractual and Other Cash Obligations
     The following table summarizes our contractual and other cash obligations at December 31, 2008:

	Payments Due by Period
		Less Than	1-3	3-5	More Than
	Total	1 Year	Years	Years	5 Years
Long-term debt	$—	$—	$—	$—	$—
Warehouse line of credit	16,300	16,300	—	—	—
Capital lease obligations	151	91	60	—	—
Operating lease obligations	20,740	4,327	7,399	5,353	3,661
Purchase obligations	—	—	—	—	—
Other long-term liabilities reflected on the balance sheet(1)	83	—	83	—	—

Total contractual obligations	$37,274	$20,718	$7,542	$5,353	$3,661

(1)	From time to time we enter into employment agreements with our transaction professionals. Some of these agreements include payments to be made to the individual at a specific time, if certain conditions have been met. The Company accrues for these payments over the life of the agreement. At December 31, 2008, $0.1 million has been accrued for these employment agreements. If the employment conditions are achieved during the employment contract terms, a total of $0.8 million would be due over the next three years. Since these are conditional commitments, we are unable to determine if the amounts will ultimately be paid.
     In connection with the Reorganization Transactions, HFF LP and HFF Securities made an election under Section 754 of the Internal Revenue Code for 2007, and intend to keep that election in effect for each taxable year in which an exchange of partnership units for shares occurs. The initial sale as a result of the offering increased the tax basis of the assets owned by HFF LP and HFF Securities to their fair market value. This increase in tax basis allows us to reduce the amount of future tax payments to the extent that we have future taxable income. We are obligated, however, pursuant to our Tax Receivable Agreement with HFF Holdings, to pay to HFF Holdings, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis and as a result of certain other tax benefits arising from entering into the tax receivable agreement and making payments under that agreement. While the actual amount and timing of payments under the tax receivable agreement will depend upon a number of factors, including the amount and timing of taxable income generated in the future, changes in future tax rates, the value of individual assets, the portion of our payments under the tax receivable agreement constituting imputed interest and increases in the tax basis of our assets resulting in payments to HFF Holdings, we have estimated that the payments that will be made to HFF Holdings will be $108.3 million and has recorded this obligation to HFF Holdings as a liability on the Consolidated Balance Sheets.
Seasonality
     Our capital markets services revenue had historically been seasonal, which can affect an investor’s ability to compare our financial condition and results of operation on a quarter-by-quarter basis. This seasonality has caused our revenue, operating income, net income and cash flows from operating activities to be lower in the first six months of the year and higher in the second half of the year. The concentration of earnings and cash flows in the last six months of the year was due to an industry-wide focus of clients to complete transactions towards the end of the calendar year. The current unprecedented disruptions in the global and domestic capital markets and the liquidity issues facing all capital markets, especially the U.S. commercial real estate markets, will cause historical comparisons to be even more difficult to gauge and this pattern of revenue may not continue and has not occurred over the past two years.

Effect of Inflation and/or Deflation
     Inflation and/or deflation, especially inflation, could significantly affect our compensation costs, particularly those not directly tied to our transaction professionals’ compensation, due to factors such as increased costs of capital. The rise of inflation could also significantly and adversely affect certain expenses, such as debt service costs, information technology and occupancy costs. To the extent that inflation results in rising interest rates and deflation causes significant negative valuation issues and/or either has other effects upon the commercial real estate markets in which we operate and, to a lesser extent, the securities markets, it may affect our financial position and results of operations by reducing the demand for commercial real estate and related services which could have a material adverse effect on our financial condition. See “Risk Factors — General Economic Conditions and Commercial Real Estate Market Conditions” within our Annual Report on Form 10-K for the year ended December 31, 2008.
Recent Accounting Pronouncements
     In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS No. 162 sets forth the level of authority to a given accounting pronouncement or document by category. In instances of conflicting guidance between two categories, the more authoritative category will prevail. SFAS No. 162 became effective 60 days after September 16, 2008, the date of the SEC’s approval of the PCAOB’s amendments to AU Section 411 of the AICPA Professional Standards. SFAS No. 162 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.
     In April 2008, the FASB issued FSP FAS No. 142-3, Determination of the Useful Life of Intangible Assets (FSP FAS 142-3) which amended the factors to be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP FAS 142-3 is effective for fiscal years beginning after December 14, 2008, and interim periods within those fiscal years. The adoption of FSP FAS 142-3 is not expected to have a material impact on the Company.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as “noncontrolling interests” and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. The Company adopted the provisions of this standard on January 1, 2009, which resulted in a significant change to total equity, as the noncontrolling interest had been previously shown outside of equity.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. This new standard is designed to reduce complexity in accounting for financial instruments and lessen earnings volatility caused by measuring related assets and liabilities differently. The standard creates presentation and disclosure requirements designed to aid comparisons between companies that use different measurement attributes for similar types of assets and liabilities. The standard, which is expected to expand the use of fair value measurement, permits entities to choose to measure many financial instruments and certain other items at fair value, with unrealized gains and losses on those assets and liabilities recorded in earnings. The fair value option may be applied on a financial instrument by financial instrument basis, with a few exceptions, and is irrevocable for those financial instruments once applied. The fair value option may only be applied to entire financial instruments, not portions of instruments. The standard does not eliminate disclosures required by SFAS No. 107, Disclosures About Fair Value of Financial Instruments, or SFAS No. 157, Fair Value Measurements, the latter of which is described below. The provisions of the standard are effective for consolidated financial statements beginning January 1, 2008. The Company did not elect the fair value option upon adoption of FAS 159 on January 1, 2008.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This new standard defines fair value, establishes a framework for measuring fair value in conformity with GAAP, and expands disclosures about fair value measurements. Prior to this standard, there were varying definitions of fair value, and the limited guidance for applying those definitions under GAAP was dispersed among the many accounting pronouncements that require fair value measurements. The new standard defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The provisions of SFAS 157 were adopted on January 1, 2008, and did not have a material impact on our consolidated financial position or results of operations.
     The standard applies under other accounting pronouncements that require or permit fair value measurements, since the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. As a result, the new standard does not establish any new fair value measurements itself, but applies to other accounting standards that require the use of fair value for recognition or disclosure. In particular, the framework in the new standard will be required for financial instruments for which fair value is elected, such as under the newly issued SFAS No. 159, discussed above.

     The new standard requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial instruments carried at fair value will be classified and disclosed in one of the three categories in accordance with the hierarchy. The three levels of the fair value hierarchy are:
•	level 1: Quoted market prices for identical assets or liabilities in active markets;

•	level 2: Observable market-based inputs or unobservable inputs corroborated by market data; and

•	level 3: Unobservable inputs that are not corroborated by market data.
     In addition, the standard requires enhanced disclosure with respect to the activities of those financial instruments classified within the level 3 category, including a roll-forward analysis of fair value balance sheet amounts for each major category of assets and liabilities and disclosure of the unrealized gains and losses for level 3 positions held at the reporting date.
     The standard is intended to increase consistency and comparability in fair value measurements and disclosures about fair value measurements, and encourages entities to combine the fair value information disclosed under the standard with the fair value information disclosed under other accounting pronouncements, including SFAS No. 107, Disclosures about Fair Value of Financial Instruments, where practicable. The provisions of this standard were effective beginning January 1, 2008.
     In February 2008, the FASB issued FSP FAS No. 157-2 “Effective Date of FASB Statement No. 157”, which delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for certain nonfinancial assets and liabilities including, but not limited to, nonfinancial assets and liabilities initially measured at fair value in a business combination that are not subsequently remeasured at fair value and nonfinancial assets and liabilities measured at fair value in the SFAS 142 goodwill impairment test. As a result of the issuance of FSP FAS 157-2, the Company did not apply the provisions of SFAS 157 to the nonfinancial assets and liabilities within the scope of FSP FAS 157-2.
     On October 10, 2008, the FASB issued FSP FAS No. 157-3 “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active”, which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The adoption of FSP FAS 157-3 had no impact on the Financial Statements.

Item 8. Financial Statements and Supplementary Data

Management’s Report on Effectiveness of Internal Control Over Financial Reporting
     Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended). The Company’s system of internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
     Because of the inherent limitations, a system of internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     Management assessed the effectiveness of HFF’s internal control over financial reporting as of December 31, 2008, in relation to criteria for effective internal control over financial reporting as described in “Internal Control — Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2008, its system of internal control over financial reporting is properly designed and operating effectively to achieve the criteria of the “Internal Control — Integrated Framework.” Ernst & Young LLP, our independent registered public accounting firm, has audited the consolidated financial statements included in this Annual Report and has issued an attestation report on HFF’s internal control over financial reporting.

Dated: March 13, 2009	/s/ John H. Pelusi, Jr.
John H. Pelusi, Jr.
Chief Executive Officer

Dated: March 13, 2009	/s/ Gregory R. Conley
Gregory R. Conley
Chief Financial Officer

Report of Independent Registered Public Accounting Firm on Consolidated Financial Statements
The Board of Directors and Stockholders
HFF, Inc.
     We have audited the accompanying consolidated balance sheets of HFF, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity/partners’ capital (deficiency), and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HFF, Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HFF, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 13, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 13, 2009, except for Note 15,
     as to which the date is May 14, 2009

Report of Independent Registered Public Accounting Firm on Effectiveness of Internal Control Over Financial Reporting
The Board of Directors and Shareholders
HFF, Inc.
     We have audited HFF, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). HFF Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Effectiveness of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, HFF, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of HFF, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity/partners’ capital (deficiency) and cash flows for each of the three years in the period ended December 31, 2008 of HFF, Inc. and our report dated March 13, 2009 expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
March 13, 2009

HFF, Inc.
Consolidated Balance Sheets

	December 31
	2008	2007
	(Dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$37,028	$43,739
Restricted cash (Note 7)	190	370
Accounts receivable	985	1,496
Receivable from affiliate (Note 18)	—	1,210
Mortgage notes receivable (Note 8)	16,300	41,000
Prepaid taxes	5,569	1,883
Prepaid expenses and other current assets	2,038	2,153
Deferred tax asset, net	320	344

Total current assets	62,430	92,195
Property and equipment, net (Note 4)	5,294	6,789
Deferred tax asset	123,848	131,408
Goodwill	3,712	3,712
Intangible assets, net (Note 5)	7,649	5,769
Other noncurrent assets	459	603

Total assets	$203,392	$240,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt (Note 7)	$91	$78
Warehouse line of credit (Note 8)	16,300	41,000
Accrued compensation and related taxes	5,321	12,952
Accounts payable	495	1,946
Payable to affiliate (Note 18)	92	—
Other current liabilities	3,207	2,481

Total current liabilities	25,506	58,457
Deferred rent credit	3,793	4,600
Payable under the tax receivable agreement (Note 13)	108,287	117,406
Other long-term liabilities	120	74
Long-term debt, less current portion (Note 7)	60	111

Total liabilities	137,766	180,648
Stockholders’ equity:
Class A common stock, par value $0.01 per share, 175,000,000 shares authorized, 16,446,480 and 16,445,000 shares outstanding, respectively	164	164
Class B common stock, par value $0.01 per share, 1 share authorized and outstanding	—	—
Additional paid-in-capital	26,206	25,353
Retained earnings	12,756	12,527

Total parent stockholders’ equity	39,126	38,044
Noncontrolling interest (Note 15)	26,500	21,784

Total equity	65,626	59,828

Total liabilities and stockholders’ equity	$203,392	$240,476

See accompanying notes to the consolidated financial statements.

HFF, Inc.
Consolidated Statements of Income

	Years Ending December 31,
	2008	2007	2006
	(Dollars in thousands)
Revenues
Capital markets services revenue	$126,076	$250,576	$225,242
Interest on mortgage notes receivable	1,819	1,585	1,354
Other	3,792	3,505	3,101

	131,687	255,666	229,697
Expenses
Cost of services	85,335	148,026	130,708
Personnel	8,803	17,224	13,471
Occupancy	7,527	8,009	6,319
Travel and entertainment	5,971	6,810	5,789
Supplies, research, and printing	6,792	8,776	6,463
Insurance	2,049	1,900	1,457
Professional fees	4,359	5,576	2,023
Depreciation and amortization	3,475	3,861	2,806
Interest on warehouse line of credit	1,547	1,680	1,375
Other operating	4,543	5,824	4,999

	130,401	207,686	175,410

Operating income	1,286	47,980	54,287
Interest and other income, net	4,928	6,469	1,139
Interest expense	(20)	(407)	(3,541)
Decrease in payable under the tax receivable agreement	3,862	—	—

Income before taxes	10,056	54,042	51,885
Income tax expense	5,043	9,874	332

Net income	5,013	44,168	51,553
Net income attributable to noncontrolling interest	4,784	29,748	—

Net income attributable to controlling interest	$229	$14,420	$51,553
Less net income earned prior to IPO and Reorganization Transactions	—	(1,893)	(51,553)

Income available to common stockholders	$229	$12,527	$—

Earnings per share of Class A common stock
Basic	$0.01	$.84

Weighted average shares outstanding for basic income per share	16,472,141	14,968,389

Diluted	$0.01	$.84

Weighted average shares outstanding for diluted income per share	16,472,141	14,968,389

See accompanying notes to the consolidated financial statements.

HFF, Inc.
Consolidated Statements of Stockholders’ Equity/Partners’ Capital (Deficiency)
(Dollars in Thousands, except share data)

	Controlling Interest
				Additional
	Common Stock		Partners’	Paid in	Retained	Noncontrolling
	Shares	Amount	Capital	Capital	Earnings	Interest	Total
Stockholders’ equity/partners’ capital, December 31, 2005	—	$—	$9,109	$—	$—	$—	$9,109
Issuance of class A common stock	1	—	—	—	—	—	—
Net income	—	—	51,553	—	—	—	51,553
Distributions	—	—	(104,980)	—	—	—	(104,980)

Stockholders’ equity/partners’ capital (deficiency), December 31, 2006	1	$—	$(44,318)	$—	$—	$—	$(44,318)
Net income for the period January 1 to January 30, 2007	—	—	1,893	—	—	—	1,893
Distributions	—	—	(5,299)	—	—	(14,333)	(19,632)
Repurchase of Class A common stock	(1)	—	—	—	—	—	—
Net proceeds received from the issuance of 16,445,000 Class A common stock in the initial public offering (IPO), less the utilization of net IPO proceeds for the repayment of the bank term debt and the purchase of HFF Holdings interest in Holliday GP and 45% of HFF Holdings’ interest in the Operating Partnerships resulting in the elimination of partners’ capital and the recording of a noncontrolling interest to effectuate the reorganization, as more fully described in Note 1	16,445,000	164	47,724	3,997	—	6,369	58,254
Record the adjustment to give effect to the tax receivable agreement with HFF Holding as more fully discussed in Note 13	—	—	—	20,716	—	—	20,716
Stock compensation and other, net	—	—	—	640	—	—	640
Net income for the period January 31 to December 31, 2007	—	—	—	—	12,527	29,748	42,275

Stockholders’ equity/partners’ capital (deficiency), December 31, 2007	16,445,000	$164	$—	$25,353	$12,527	$21,784	$59,828
Issuance of Class A common stock	1,480	—	—	—	—	—	—
Distributions	—	—	—	—	—	(68)	(68)
Stock compensation and other, net	—	—	—	853	—	—	853
Net income	—	—	—	—	229	4,784	5,013

Stockholders’ equity/partners’ capital (deficiency), December 31, 2008	16,446,480	$164	$—	$26,206	$12,756	$26,500	$65,626

See accompanying notes to the consolidated financial statements.

HFF, Inc.
Consolidated Statements of Cash Flows

	Year Ended December 31
	2008	2007	2006
	(Dollars in thousands)
Operating activities
Net income	$5,013	$44,168	$51,553
Adjustments to reconcile net income to net cash provided by operating activities:
Stock based compensation	876	813	—
Amortization of investment security discounts	(93)	—	—
Deferred income taxes	7,567	6,189	—
Payable under the tax receivable agreement	(3,862)	—	—
Depreciation and amortization:
Property and equipment	1,602	2,304	1,728
Intangibles	1,873	1,557	1,078
(Gain) loss on sale or disposition or impairment of assets	(1,870)	(343)	—
Mortgage service rights assumed	(1,774)	(3,637)	(507)
Increase (decrease) in cash from changes in:
Restricted cash	180	2,070	(2,051)
Accounts receivable	511	1,012	(1,587)
Payable to/(receivable from) affiliate	1,302	2,381	(2,535)
Payable under the tax receivable agreement	(5,257)	—	—
Deferred taxes, net	(6)	182	—
Mortgage notes receivable	24,700	84,700	(111,000)
Net borrowings on warehouse line of credit	(24,700)	(84,700)	111,000
Prepaid taxes, prepaid expenses and other current assets	(3,571)	497	(2,862)
Other noncurrent assets	144	125	40
Accrued compensation and related taxes	(7,631)	2,116	36
Accounts payable	(1,451)	1,090	526
Other accrued liabilities	726	319	1,257
Other long-term liabilities	(642)	2,092	290

Net cash (used in) provided by operating activities	(6,363)	62,935	46,966
Investing activities
Purchases of property and equipment	(183)	(4,315)	(2,624)
Non-compete agreement	(100)	—	—
Purchases of investments	(9,907)	—	—
Proceeds from maturities of investments	10,000	—	—

Net cash used in investing activities	(190)	(4,315)	(2,624)
Financing activities
Borrowings on long-term debt	—	—	60,000
Payments on long-term debt	(90)	(56,398)	(3,878)
Issuance of common stock	—	272,118	—
Purchase of ownership interests in operating partnerships	—	(215,931)	—
Deferred financing costs	—	(276)	(975)
Distributions to members’ and noncontrolling interest holder	(68)	(17,739)	(104,980)

Net cash (used in) provided by financing activities	(158)	(18,226)	(49,833)

Net (decrease) increase in cash	(6,711)	40,394	(5,491)
Cash and cash equivalents, beginning of period	43,739	3,345	8,836

Cash and cash equivalents, end of period	$37,028	$43,739	$3,345

Supplemental disclosure of cash flow information
Cash paid for income taxes	$1,452	$4,090	$362

Cash paid for interest	$1,624	$2,528	$4,442

Supplemental disclosure of non-cash financing activities
Property acquired under capital leases	$52	$103	$90

See accompanying notes to the consolidated financial statements.

HFF, Inc.
Notes to Consolidated Financial Statements
1. Organization and Basis of Presentation
   Organization
     HFF, Inc., a Delaware corporation (the “Company”), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P., a Texas limited partnership (“HFF LP”) and HFF Securities L.P., a Delaware limited partnership and registered broker-dealer (“HFF Securities” and together with HFF LP, the “Operating Partnerships”), is a financial intermediary and provides capital markets services including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, loan sales and commercial loan servicing and commercial real estate structured financing placements in 18 cities in the United States. The Company’s operations are impacted by the availability of equity and/or debt as well as credit and liquidity in the domestic and global capital markets especially in the commercial real estate sector. Significant disruptions or changes in domestic and global capital market flows, as well as credit and liquidity issues in the global and domestic capital markets, regardless of their duration, are currently impacting and could continue to adversely affect the supply and/or demand for capital from investors for commercial real estate investments which is having and could continue to have a significant impact on all of our capital market services revenues.
     HFF LP was acquired on June 16, 2003 and accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, or SFAS 141. The total purchase price of $8.8 million was allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition.
     HFF Securities is a broker-dealer that performs private placements of securities by raising equity capital from institutional investors for discretionary, commingled real estate funds to execute real estate acquisitions, recapitalizations, developments, debt investments, and other real estate-related strategies. HFF Securities may also provide other investment banking and advisory services on various project or entity-level strategic assignments such as mergers and acquisitions, sales and divestitures, recapitalizations and restructurings, privatizations, management buyouts, and arranging joint ventures for specific real estate strategies.
   Initial Public Offering and Reorganization
     The Company was formed in November 2006 in connection with a proposed initial public offering of its Class A common stock. On November 9, 2006, HFF, Inc. filed a registration statement on Form S-1 with the United States Securities and Exchange Commission (the “SEC”) relating to a proposed underwritten initial public offering of 14,300,000 shares of Class A common stock of HFF, Inc. On January 30, 2007, the SEC declared the registration statement on Form S-1 effective and the Company priced 14,300,000 shares for the initial public offering at a price of $18.00 per share. On January 31, 2007, the Company’s common stock began trading on the New York Stock Exchange under the symbol “HF.”
     On February 5, 2007, the Company closed its initial public offering of 14,300,000 shares of common stock. Net proceeds from the sale of the stock were $236.4 million, net of $18.0 million of underwriting commissions and $3.0 million of offering expenses. The proceeds of the initial public offering were used to purchase from HFF Holdings LLC, a Delaware limited liability company (“HFF Holdings”), all of the shares of Holliday GP Corp, a Delaware corporation (“Holliday GP”) and purchase from HFF Holdings partnership units representing approximately 39% of each of the Operating Partnerships (including partnership units in the Operating Partnerships held by Holliday GP). HFF Holdings used approximately $56.3 million of its proceeds to repay all outstanding indebtedness under HFF LP’s credit agreement. Accordingly, the Company did not retain any of the proceeds from the initial public offering.
     On February 21, 2007, the underwriters exercised their option to purchase an additional 2,145,000 shares of Class A common stock (15% of original issuance) at $18.00 per share. Net proceeds of the overallotment were $35.9 million, net of $2.7 million of underwriting commissions and other expenses. These proceeds were used to purchase HFF Holdings partnership units representing approximately 6.0% of each of the Operating Partnerships. Accordingly the Company did not retain any of the proceeds from the initial public offering.
     In addition to cash received for its sale of all of the shares of Holliday GP and approximately 45% of partnership units of each of the Operating Partnerships (including partnership units in the Operating Partnerships held by Holliday GP), HFF Holdings also received, through the issuance of one share of HFF, Inc.’s Class B common stock to HFF Holdings, an exchange right that will permit HFF Holdings to exchange interests in the Operating Partnerships for shares of (i) HFF, Inc.’s Class A common stock (the “Exchange Right”) and (ii) rights under a tax receivable agreement between the Company and HFF Holdings (the “TRA”). See Notes 15 and 13 for further discussion of the exchange right held by the noncontrolling interest holder and the tax receivable agreement.

     As a result of the reorganization into a holding company structure in connection with the initial public offering, HFF, Inc. became a holding company through a series of transactions pursuant to a sale and purchase agreement. Pursuant to the initial public offering and reorganization, HFF, Inc.’s sole assets are held through its wholly-owned subsidiary HFF Partnership Holdings, LLC, a Delaware limited liability company, partnership interests in Holliday Fenoglio Fowler, L.P. a Texas limited partnership (“HFF LP”) and HFF Securities L.P., a Delaware limited partnership and registered broker-dealer (“HFF Securities” and together with HFF LP, the “Operating Partnerships”) and all of the shares of Holliday GP Corp., a Delaware corporation and the sole general partner of each of the Operating Partnerships (“Holliday GP”). The transactions that occurred in connection with the initial public offering and reorganization are referred to as the “Reorganization Transactions.”
     The Reorganization Transactions are being treated, for financial reporting purposes, as a reorganization of entities under common control. As such, these financial statements present the consolidated financial position and results of operations as if HFF, Inc., Holliday GP and the Operating Partnerships (collectively referred to as the Company) were consolidated for all periods presented. All income earned by the Operating Partnerships prior to the initial public offering is attributable to members of HFF Holdings, and is reflected in partners’ capital (deficiency) within the statement of equity. Income earned by the Operating Partnerships subsequent to the initial public offering and attributable to the members of HFF Holdings based on their remaining ownership interest (see Notes 14 and 15) is recorded as noncontrolling interest in the consolidated financial statements, with remaining income less applicable income taxes attributable to the controlling interest, and considered in the determination of earnings per share of Class A common stock (see Note 16 ).
   Basis of Presentation
     The accompanying consolidated financial statements of HFF, Inc. as of December 31, 2008 and December 31, 2007 include the accounts of HFF LP, HFF Securities, and HFF, Inc.’s wholly-owned subsidiaries, Holliday GP and Partnership Holdings. All significant intercompany accounts and transactions have been eliminated.
     The purchase of shares of Holliday GP and partnership units in each of the Operating Partnerships are treated as reorganization under common control for financial reporting purposes. HFF Holdings owned 100% of Holliday GP, HFF LP Acquisition, LLC, a Delaware limited liability company (“Holdings Sub”), and the Operating Partnerships prior to the Reorganization Transactions. The initial purchase of shares of Holliday GP and the initial purchase of units in the Operating Partnerships will be accounted for at historical cost, with no change in basis for financial reporting purposes. Accordingly, the net assets of HFF Holdings purchased by HFF, Inc. are reported in the consolidated financial statements of HFF, Inc. at HFF Holdings’ historical cost.
     As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), HFF, Inc. operates and controls all of the business and affairs of the Operating Partnerships. HFF, Inc. consolidates the financial results of the Operating Partnerships, and the ownership interest of HFF Holdings in the Operating Partnerships is treated as a noncontrolling interest in HFF, Inc.’s consolidated financial statements. HFF Holdings through its wholly-owned subsidiary (Holdings Sub), and HFF, Inc., through its wholly-owned subsidiaries (Partnership Holdings and Holliday GP), are the only partners of the Operating Partnerships following the initial public offering.
   Reclassifications
     Certain items in the consolidated financial statements of prior year periods have been reclassified to conform to the current year period’s presentation.
2. Summary of Significant Accounting Policies
   Consolidation
     HFF, Inc. controls the activities of the operating partnerships through its 100% ownership interest of Holliday GP. As such, in accordance with FASB Interpretation 46(R), Consolidation of Variable Interest Entities (revised December 2003) — an interpretation of ARB No. 51 (Issued 12/03) and Emerging Issues Task Force Abstract 04-5, Determining Whether a General Partner, or General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, Holliday GP consolidates the Operating Partnerships as Holliday GP is the sole general partner of the Operating Partnerships and the limited partners do not have substantive participating rights or kick out rights. The ownership interest of HFF Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc.’s consolidated financial statements.

     The accompanying consolidated financial statements of HFF, Inc. include the accounts of HFF LP, HFF Securities, and HFF, Inc.’s wholly-owned subsidiaries, Holliday GP and Partnership Holdings. The ownership interest of HFF Holdings in HFF LP and HFF Securities is treated as a noncontrolling interest in the consolidated financial statements of HFF, Inc. All significant intercompany accounts and transactions have been eliminated.
   Concentrations of Credit Risk
     The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash. The Company places its cash with financial institutions in amounts which at times exceed the FDIC insurance limit. The current situation in the global credit markets whereby many world governments (including but not limited to the U.S. where the Company transacts virtually all of its business) have had to take unprecedented and uncharted steps to either support the financial institutions in their respective countries from collapse or taken direct ownership of same is unprecedented in the Company’s history and makes the deposit of cash in excess of the FDIC insured limits and/or money market fund guarantees provided by Treasury a significant risk. The Company has not experienced any losses in such accounts and believes it is not exposed to any credit risk on cash other than as identified herein.
   Cash and Cash Equivalents
     Cash and cash equivalents include cash on hand and in bank accounts, and short-term investments with original maturities of three months or less. At December 31, 2008, our cash and cash equivalents were invested or held in a mix of money market funds and bank demand deposit accounts at one financial institution.
   Revenue Recognition
     Capital markets services revenues consist of origination fees, investment sale fees, loan sale fees, placement fees, and servicing fees. Origination fees are earned for the placement of debt, equity, or structured financing for real estate transactions. Investment sales and loan sales fees are earned for brokering sales of real estate and/or loans. Placement fees are earned by HFF Securities for discretionary and nondiscretionary equity capital raises and other investment banking services. These fees are negotiated between the Company and its clients, generally on a case-by-case basis and are recognized and generally collected at the closing and the funding of the transaction, unless collection of the fee is not reasonably assured, in which case the fee is recognized as collected. The Company’s fee agreements do not include terms or conditions that require the Company to perform any service or fulfill any obligation once the transaction closes and revenue is recognized. Servicing fees are compensation for providing any or all of the following: collection, remittance, recordkeeping, reporting, and other services for either lenders or borrowers on mortgages placed with third-party lenders. Servicing fees are recognized when cash is collected as these fees are contingent upon the borrower making its payments on the loan.
     Certain of the Company’s fee agreements provide for reimbursement of employee-related costs which the Company recognizes as revenue. In accordance with EITF 01-14, Income Statement Characterization of Reimbursements Received for “Out-of-Pocket” Expenses Incurred, certain reimbursements received from clients for out-of-pocket expenses are characterized as revenue in the statement of income rather than as a reduction of expenses incurred. Since the Company is the primary obligor, has supplier discretion, and bears the credit risk for such expenses, the Company records reimbursement revenue for such out-of-pocket expenses. Reimbursement revenue is recognized when billed and collectibility is reasonably assured. Reimbursement revenue is classified as other revenue in the consolidated statements of income.
   Mortgage Notes Receivable
     The Company is qualified with the Federal Home Loan Mortgage Corporation (Freddie Mac) as a Freddie Mac Multifamily Program Plus® Seller/Servicer. Under this Program, the Company originates mortgages based on commitments from Freddie Mac, and then sells the loans to Freddie Mac approximately one month following the loan originations. The Company recognizes interest income on the accrual basis during this holding period based on the contract interest rate in the loan that will be purchased by Freddie Mac.
     The loans are initially recorded and then subsequently sold to Freddie Mac at the Company’s cost. The Company records mortgage loans held for sale at period end at market value in accordance with the provisions of Statement of Financial Accounting Standards Board (SFAS) No. 65, Accounting for Certain Mortgage Banking Activities, which states that market value for mortgage loans covered by investor commitments shall be based on commitment prices. In the case of loans originated for Freddie Mac, the commitment price is equal to the Company’s cost.

     Freddie Mac requires HFF LP to meet minimum net worth and liquid assets requirements and to comply with certain other standards. As of December 31, 2008, HFF LP met Freddie Mac’s minimum net worth and liquid assets requirements (see Note 8).
   Advertising
     Costs associated with advertising are expensed as incurred. Advertising expense was $0.4 million, $0.8 million and $0.8 million for the years ended December 31, 2008, 2007 and 2006, respectively. These amounts are included in other operating expenses in the accompanying Consolidated Statements of Income.
   Property and Equipment
     Property and equipment are recorded at cost, except for those assets acquired on June 16, 2003, which were recorded at their estimated fair values. Effective July 1, 2007, the Company changed its depreciation methodology for furniture, office equipment and computer equipment from an accelerated method over five to seven years to the straight-line method over three to seven years. In accordance with Statement of Financial Accounting Standards Board (SFAS) No. 154, Accounting Changes and Error Corrections, the Company accounted for this change during the quarter ending September 30, 2007. The effect on the year-to-date results was not material to the financial statements. The Company believes the straight-line method is preferable over the accelerated method as it provides a more accurate allocation of asset costs to the periods in which the assets are utilized and provides consistency between asset classes for financial reporting purposes.
     The Company’s depreciation methodology for software costs, leasehold improvements and capital leases remains unchanged. Software costs are depreciated using the straight-line method over three years, capital leases are depreciated using the straight-line method over the term of the lease and leasehold improvements are depreciated using the straight-line method over the shorter of the term of the lease or useful life of the asset.
     Depreciation expense was $1.6 million, $2.3 million and $1.7 million for the years ended December 21, 2008, 2007, and 2006, respectively.
     Expenditures for routine maintenance and repairs are charged to expense as incurred. Renewals and betterments which substantially extend the useful life of an asset are capitalized.
   Leases
     The Company leases all of its facilities under operating lease agreements. These lease agreements typically contain tenant improvement allowances. The Company records tenant improvement allowances as a leasehold improvement asset, included in property and equipment, net in the consolidated balance sheet, and a related deferred rent liability and amortizes them on a straight-line basis over the shorter of the term of the lease or useful life of the asset as additional depreciation expense and a reduction to rent expense, respectively. Lease agreements sometimes contain rent escalation clauses or rent holidays, which are recognized on a straight-line basis over the life of the lease in accordance with SFAS No. 13, Accounting for Leases. Lease terms generally range from one to ten years. An analysis is performed on all equipment leases to determine whether they should be classified as a capital or an operating lease according to SFAS No. 13, as amended.
   Computer Software Costs
     Certain costs related to the development or purchases of internal-use software are capitalized in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Internal computer software costs that are incurred in the preliminary project stage are expensed as incurred. Direct consulting costs as well as payroll and related costs, which are incurred during the development stage of a project are capitalized and amortized using the straight-line method over estimated useful lives of three years when placed into production.

   Goodwill
     Goodwill of $3.7 million represents the excess of the purchase price over the estimated fair value of the acquired net assets of HFF LP on June 16, 2003 (see Note 1). In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company does not amortize goodwill, but evaluates goodwill on at least an annual basis for potential impairment.
   Prepaid Compensation Under Employment Agreements
     The Company entered into employment agreements with certain employees whereby sign-up bonuses and incentive compensation payments were made during 2008, 2007 and 2006. In most cases, the sign-up bonuses and the incentive compensation are to be repaid to the Company upon voluntary termination by the employee or termination by cause (as defined) by the Company prior to the termination of the employment agreement. The total cost of the employment agreements is being amortized by the straight-line method over the term of the agreements and is included in cost of services on the accompanying Consolidated Statements of Income. As of December 31, 2008, there was a total of approximately $0.2 million of unamortized costs related to HFF LP agreements.
   Producer Draws
     As part of the Company’s overall compensation program, the Company offers a new producer draw arrangement which generally lasts until such time as a producer’s pipeline of business is sufficient to allow the producer to earn sustainable commissions. This program is intended to provide the producer with a minimal amount of cash flow to allow adequate time for the producer to develop business relationships. Similar to traditional salaries, the producer draws are paid irrespective of the actual fees generated by the producer. Often these producer draws represent the only form of compensation received by the producer. Furthermore, it is not the Company’s policy to seek collection of unearned producer draws under this arrangement. As a result, the Company has concluded that producer draws are economically equivalent to salaries paid and accordingly, charges them to compensation expense as incurred. The producer is also entitled to earn a commission on closed revenue transactions. Commissions are calculated as the commission that would have been earned by the broker under one of the Company’s commission programs, less any amount previously paid to the producer in the form of a draw.
   Intangible Assets
     Intangible assets include mortgage servicing rights under agreements with third-party lenders, costs associated with obtaining a FINRA license, a non-compete agreement and deferred financing costs.
     Servicing rights were recorded at their estimated fair value of $5.4 million on June 16, 2003 in connection with the acquisition of HFF LP, and were being amortized in proportion to and over the period of estimated net servicing income. During the period ended December 31, 2007, the Company recorded an impairment charge of $1.1 million related to these mortgage servicing rights. In recording the impairment charge, the Company wrote off the gross mortgage servicing rights balance of $5.4 million and accumulated amortization of $4.3 million, as the Company determined the value of these mortgage servicing rights to be $0. Additionally, servicing rights are capitalized for servicing assumed on loans originated and sold to the Federal Home Loan Mortgage Corporation (Freddie Mac) with servicing retained based on an allocation of the carrying amount of the loan and the servicing right in proportion to the relative fair values at the date of sale. Servicing rights are recorded at the lower of cost or market. Mortgage servicing rights do not trade in an active, open market with readily available observable prices. Since there is no ready market value for the mortgage servicing rights, such as quoted market prices or prices based on sales or purchases of similar assets, the Company determines the fair value of the mortgage servicing rights by estimating the present value of future cash flows associated with the servicing the loans. Management makes certain assumptions and judgments in estimating the fair value of servicing rights. The estimate is based on a number of assumptions, including the benefits of servicing (contractual servicing fees and interest on escrow and float balances), the cost of servicing, prepayment rates (including risk of default), an inflation rate, the expected life of the cash flows and the discount rate. The cost of servicing and discount rates are the most sensitive factors affecting the estimated fair value of the servicing rights. Management estimates a market participant’s cost of servicing by analyzing the limited market activity and considering the Company’s own internal servicing costs. Management estimates the discount rate by considering the various risks involved in the future cash flows of the underlying loans which include the cancellation of servicing contracts, concentration in the life company portfolio and the incremental risk related to large loans. Management estimates the prepayment levels of the underlying mortgages by analyzing recent historical experience. Many of the commercial loans being serviced have financial penalties for prepayment or early payoff before the stated maturity date. As a result, the Company has consistently experienced a low level of loan runoff. The estimated value of the servicing rights is impacted by changes in these assumptions.

     Effective January 1, 2007, the Company adopted the provisions of the Statement of Financial Accounting Standards Board (SFAS) No. 156, Accounting for Servicing of Financial Assets — an amendment of FASB Statement No. 140, or SFAS 156. Under SFAS 156, the standard requires an entity to recognize a servicing asset or servicing liability at fair value each time it undertakes an obligation to service a financial asset by entering into a servicing contract, regardless of whether explicit consideration is exchanged. The statement also permits a company to choose to either subsequently measure servicing rights at fair value and to report changes in fair value in earnings, or to retain the amortization method whereby servicing rights are recorded at the lower of cost or fair value and are amortized over their expected life. The Company retained the amortization method upon adoption of SFAS 156, but began recognizing the fair value of servicing contracts involving no consideration assumed after January 1, 2007, which resulted in the Company recording $1.8 million and $3.6 million of intangible assets and a corresponding amount to income upon initial recognition of the servicing rights for the year ended December 31, 2008 and 2007, respectively. These amounts are recorded in “Interest and other income, net” in the Consolidated Statements of Income.
     Deferred financing costs are deferred and are being amortized by the straight-line method (which approximates the effective interest method) over four years.
     The non-compete agreement is being amortized by the straight-line method over the 35-month life of the contract.
     HFF Securities has recognized an intangible asset in the amount of $0.1 million for the costs of obtaining a FINRA license as a broker-dealer. The license is determined to have an indefinite useful economic life and is, therefore, not being amortized.
     The Company evaluates amortizable intangible assets on an annual basis, or more frequently if circumstances so indicate, for potential impairment. Indicators of impairment monitored by management include a decline in the level of serviced loans.
     During the period ended December 31, 2007, the Company recorded an impairment charge of $1.1 million related to mortgage servicing rights acquired in June 2003. In recording the impairment charge, the Company wrote off the gross mortgage servicing right balance of $5.4 million and accumulated amortization of $4.3 million related to these loans, as it determined the fair value of these mortgage servicing rights to be approximately $0. The impairment charge resulted from several factors, including that many of the underlying loans experienced higher prepayment activity given that these loans had higher than current interest rates. Additionally, management updated its assumptions in estimating the fair value of the recorded servicing rights as of December 31, 2007 based on the current market conditions which caused the estimate of fair value for these mortgage servicing rights to decrease.
   Earnings Per Share
     Subsequent to the Reorganization Transactions, the Company computes net income per share in accordance with SFAS No. 128, “Earnings Per Share.” Basic net income per share is computed by dividing income attributable to controlling interest by the weighted average of common shares outstanding for the period. Diluted net income per share reflects the assumed conversion of all dilutive securities (see Note 16). Prior to the reorganization and the initial public offering, the Company historically operated as a series of related partnerships and limited liability companies. There was no single capital structure upon which to calculate historical earnings per share information. Accordingly, earnings per share information has not been presented for periods prior to the initial public offering.
   Stock Based Compensation
     Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share Based Payment, or SFAS 123(R), using the modified prospective method. Under this method, the Company recognizes compensation costs based on grant-date fair value for all share-based awards granted, modified or settled after January 1, 2006, as well as for any awards that were granted prior to the adoption for which requisite service has not been provided as of January 1, 2006. The Company did not grant any share-based awards prior to January 31, 2007. SFAS 123(R) requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors, including employee stock options and other forms of equity compensation based on estimated fair values. The Company estimates the grant-date fair value of stock options using the Black-Scholes option-pricing model. For restricted stock awards, the fair value of the awards is calculated as the difference between the market value of the Company’s Class A common stock on the date of grant and the purchase price paid by the employee. The Company’s awards are generally subject to graded vesting schedules. Compensation expense is adjusted for estimated forfeitures and is recognized on a straight-line basis over the requisite service period of the award. Forfeiture assumptions are evaluated on a quarterly basis and updated as necessary.

   Income Taxes
     In July 2006, to improve comparability in the reporting of income tax assets and liabilities in the absence of guidance in existing income tax accounting standards, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. Generally, this Interpretation clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements in accordance with existing income tax accounting standards, and prescribes certain thresholds and attributes for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The provisions of the Interpretation were applied on January 1, 2007, and did not have a material impact on our consolidated financial position or results of operations. Disclosures required by the Interpretation are provided in Note 13.
     Prior to the Reorganization Transactions in January 2007, the Company had historically operated as two limited liability companies (HFF Holdings and Holdings Sub), a corporation (Holliday GP) and two limited partnerships (HFF LP and HFF Securities). As a result, income was subject to limited U.S. federal income taxes and income and expenses were passed through and reported on the individual tax returns of the members of HFF Holdings. Income taxes shown on the Company’s consolidated statements of income for the periods prior to January 2007, reflect federal income taxes of the corporation and business and corporate income taxes in various jurisdictions. As a result of the Reorganization Transactions, the Company is subject to additional entity-level taxes that are reflected in its consolidated financial statements.
     HFF, Inc. and Holliday GP are corporations, and the Operating Partnerships are limited partnerships. The Operating Partnerships are subject to state and local income taxes. Income and expenses of the Operating Partnerships have been passed through and are reported on the individual tax returns of the members of HFF Holdings and on the corporate income tax returns of HFF, Inc. and Holliday GP. Income taxes shown on the Company’s consolidated statements of income reflect federal income taxes of the corporation and business and corporate income taxes in various jurisdictions. These taxes are assessed on the net income of the corporations, including its share of the Operating Partnerships’ net income.
     The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax losses and tax credit carryforwards, if any. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates will be recognized in income in the period of the tax rate change. In assessing the realizability of deferred tax assets, the Company will consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.
   Cost of Services
     The Company considers personnel expenses directly attributable to providing services to its clients, such as salaries, commission and bonuses to producers and analysts, and certain purchased services to be directly attributable to the generation of capital markets services revenue and has classified these expenses as cost of services in the Consolidated Statements of Income.
   Segment Reporting
     The Company operates in one reportable segment, the commercial real estate financial intermediary segment and offers debt placement, investment sales, loan sales, structured finance, equity placement and investment banking services through its 18 offices. The results of each office have been aggregated for segment reporting purposes as they have similar economic characteristics and provide similar services to a similar class of customer.
   Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Recent Accounting Pronouncements
     In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS No. 162 sets forth the level of authority to a given accounting pronouncement or document by category. In instances of conflicting guidance between two categories, the more authoritative category will prevail. SFAS No. 162 became effective 60 days after September 16, 2008, the date of the SEC’s approval of the PCAOB’s amendments to AU Section 411 of the AICPA Professional Standards. SFAS No. 162 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.
     In April 2008, the FASB issued FSP FAS No. 142-3, Determination of the Useful Life of Intangible Assets (FSP FAS 142-3) which amended the factors to be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP FAS 142-3 is effective for fiscal years beginning after December 14, 2008, and interim periods within those fiscal years. The adoption of FSP FAS 142-3 is not expected to have a material impact on the Company.
     In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as “noncontrolling interests” and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. The provisions of this standard are effective beginning January 1, 2009. The impact of adopting this standard had a material impact on the Company’s presentation and disclosure of the current minority interest position on its consolidated financial position and results of operations. See also note 15.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115. This new standard is designed to reduce complexity in accounting for financial instruments and lessen earnings volatility caused by measuring related assets and liabilities differently. The standard creates presentation and disclosure requirements designed to aid comparisons between companies that use different measurement attributes for similar types of assets and liabilities. The standard, which is expected to expand the use of fair value measurement, permits entities to choose to measure many financial instruments and certain other items at fair value, with unrealized gains and losses on those assets and liabilities recorded in earnings. The fair value option may be applied on a financial instrument by financial instrument basis, with a few exceptions, and is irrevocable for those financial instruments once applied. The fair value option may only be applied to entire financial instruments, not portions of instruments. The standard does not eliminate disclosures required by SFAS No. 107, Disclosures About Fair Value of Financial Instruments, or SFAS No. 157, Fair Value Measurements, the latter of which is described below. The provisions of the standard are effective for consolidated financial statements beginning January 1, 2008. The Company did not elect the fair value option upon adoption of FAS 159 on January 1, 2008.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This new standard defines fair value, establishes a framework for measuring fair value in conformity with GAAP, and expands disclosures about fair value measurements. Prior to this standard, there were varying definitions of fair value, and the limited guidance for applying those definitions under GAAP was dispersed among the many accounting pronouncements that require fair value measurements. The new standard defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The provisions of SFAS 157 were adopted on January 1, 2008, and did not have a material impact on the Company’s consolidated financial position or results of operations.
     The standard applies under other accounting pronouncements that require or permit fair value measurements, since the FASB previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. As a result, the new standard does not establish any new fair value measurements itself, but applies to other accounting standards that require the use of fair value for recognition or disclosure. In particular, the framework in the new standard will be required for financial instruments for which fair value is elected, such as under the newly issued SFAS No. 159, discussed above.
     The new standard requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial instruments carried at fair value will be classified and disclosed in one of the three categories in accordance with the hierarchy. The three levels of the fair value hierarchy are:
•	level 1: Quoted market prices for identical assets or liabilities in active markets;

•	level 2: Observable market-based inputs or unobservable inputs corroborated by market data; and

•	level 3: Unobservable inputs that are not corroborated by market data.

     In addition, the standard requires enhanced disclosure with respect to the activities of those financial instruments classified within the level 3 category, including a roll-forward analysis of fair value balance sheet amounts for each major category of assets and liabilities and disclosure of the unrealized gains and losses for level 3 positions held at the reporting date.
     The standard is intended to increase consistency and comparability in fair value measurements and disclosures about fair value measurements, and encourages entities to combine the fair value information disclosed under the standard with the fair value information disclosed under other accounting pronouncements, including SFAS No. 107, Disclosures about Fair Value of Financial Instruments, where practicable. The provisions of this standard were effective beginning January 1, 2008. The adoption of the standard’s provisions did not materially impact the Company’s consolidated financial position and results of operations.
     In February 2008, the FASB issued FSP FAS No. 157-2 “Effective Date of FASB Statement No. 157”, which delays the effective date of SFAS 157 to fiscal years beginning after November 15, 2008 for certain nonfinancial assets and liabilities including, but not limited to, nonfinancial assets and liabilities initially measured at fair value in a business combination that are not subsequently remeasured at fair value and nonfinancial assets and liabilities measured at fair value in the SFAS 142 goodwill impairment test. As a result of the issuance of FSP FAS 157-2, the Company did not apply the provisions of SFAS 157 to the nonfinancial assets and liabilities within the scope of FSP FAS 157-2.
     On October 10, 2008, the FASB issued FSP FAS No. 157-3 “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active”, which clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The adoption of FSP FAS 157-3 had no impact on the Company’s consolidated financial position and results of operations.
3. Stock Compensation
     Effective January 1, 2006, the Company adopted SFAS No. 123(R) using the modified prospective method. Under this method, the Company recognizes compensation costs based on grant-date fair value for all share-based awards granted, modified or settled after January 1, 2006, as well as for any awards that were granted prior to the adoption for which requisite service has not been provided as of January 1, 2006. The Company did not grant any share-based awards prior to January 31, 2007. SFAS No. 123(R) requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors including employee stock options and other forms of equity compensation based on estimated fair values. The Company estimates the grant-date fair value of stock options using the Black-Scholes option-pricing model. For restricted stock awards, the fair value of the awards is calculated as the difference between the market value of the Company’s Class A common stock on the date of grant and the purchase price paid by the employee. The Company’s awards are generally subject to graded vesting schedules. Compensation expense is adjusted for estimated forfeitures and is recognized on a straight-line basis over the requisite service period of the award. Forfeiture assumptions are evaluated on a quarterly basis and updated as necessary. A summary of the cost of the awards granted during the years ended December 31, 2008 and 2007 is provided below.
   Omnibus Incentive Compensation Plan
     Prior to the effective date of the initial public offering, the stockholder of HFF, Inc. and the Board of Directors adopted the HFF, Inc. 2006 Omnibus Incentive Compensation Plan (the “Plan”). The Plan authorizes the grant of deferred stock, restricted stock, options, stock appreciation rights, stock units, stock purchase rights and cash-based awards. Upon the effective date of the registration statement, grants were awarded under the Plan to certain employees and non-employee members of the Board of Directors. The Plan imposes limits on the awards that may be made to any individual during a calendar year. The number of shares available for awards under the terms of the Plan is 3,500,000 (subject to stock splits, stock dividends and similar transactions). For a description of the Plan, see Exhibit 10.9 to the Registration Statement on Form S-1 filed with the SEC on January 8, 2007.
     The stock compensation cost that has been charged against income for the years ended December 31, 2008 and 2007, was $0.9 million and $0.8 million, respectively, which is recorded in “Personnel” expenses in the Consolidated Statements of Income. At December 31, 2008, there was approximately $1.4 million of unrecognized compensation cost related to share based awards.
     The fair value of stock options is estimated on the grant date using a Black-Scholes option-pricing model. The following table presents the weighted average assumptions for the year ended December 31, 2008:

Dividend yield	0.0%
Expected volatility	51.7%
Risk-free interest rate	4.3%
Expected life (in years)	6.5

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Balance at January 1, 2007	—	—	—	$—
Granted	23,177	$17.73	13.0 years	228
Exercised	—	—	—	—
Forfeited or expired	—	—	—	—

Balance at December 31, 2007	23,177	$17.73	12.1 years	$228

Granted	4,867	$6.93	13.0 years	20
Exercised	—	—	—	—
Forfeited or expired	—	—	—	—

Balance at December 31, 2008	28,044	$15.85	11.3 years	$248

     A summary of option activity and related information during 2007 and 2008 was as follows:

		Weighted
		Average
		Exercise
	Options	Price
Nonvested at January 1, 2007	—	$—
Granted	23,177	17.73
Vested	—	—
Forfeited or expired	—	—

Nonvested at December 31, 2007	23,177	$17.73
Granted	4,867	6.93
Vested	—	—
Forfeited or expired	—	—

Nonvested at December 31, 2008	28,044	$15.85

     The weighted average grant date fair value of options granted during the years ended December 31, 2008 and 2007 was $20.0 thousand and $0.2 million, respectively. No options vested or were exercised during either of the years ended December 31, 2008 and 2007. Upon option exercise, we intend to issue new shares of Class A common stock.
     A summary of restricted stock units (“RSU”) activity and related information during the period was as follows:

Restricted
Stock
Units
Balance at January 1, 2007	—
Granted	148,612
Converted to common stock	—
Forfeited or expired	—
Vested	(11,110)

Balance at December 31, 2007	137,502
Granted	38,100
Converted to common stock	(1,480)
Forfeited or expired	—
Vested	(38,100)

Balance at December 31, 2008	136,022

     The fair value of vested RSU’s was $0.1 million at December 31, 2008 and December 31, 2007. Upon RSU exercise, we intend to issue new shares of Class A common stock.
     The weighted average remaining contractual term of the nonvested restricted stock units is 2 years as of December 31, 2008.

4. Property and Equipment
     Property and equipment consist of the following (in thousands):

	December 31
	2008	2007
Furniture and equipment	$3,419	$3,314
Computer equipment	1,022	1,147
Capitalized software costs	516	717
Leasehold improvements	6,030	6,038

Subtotal	10,987	11,216
Less accumulated depreciation and amortization	(5,693)	(4,427)

	$5,294	$6,789

     At December 31, 2008 and 2007, the Company has recorded office equipment, within furniture and equipment, under capital leases of $0.3 million and $0.3 million, respectively, including accumulated amortization of $0.2 million and $0.1 million, respectively, which is included within depreciation and amortization expense on the accompanying Consolidated Statements of Income. See Note 7 for discussion of the related capital lease obligations.
5. Intangible Assets
     The Company’s intangible assets are summarized as follows (in thousands):

	December 31, 2008			December 31, 2007
	Gross			Gross
	Carrying	Accumulated	Net Book	Carrying	Accumulated	Net Book
	Amount	Amortization	Value	Amount	Amortization	Value
Amortizable intangible assets:
Mortgage servicing rights	$9,716	$(2,405)	$7,311	$6,085	$(742)	$5,343
Deferred financing costs	523	(353)	170	523	(197)	326
Non-compete agreement	100	(32)	68	—	—	—
Unamortizable intangible assets:
FINRA license	100	—	100	100	—	100

Total intangible assets	$10,439	$(2,790)	$7,649	$6,708	$(939)	$5,769

     As of December 31, 2008, 2007 and 2006, the Company serviced $24.5 billion, $23.2 billion and $18.0 billion, respectively, of commercial loans. The Company earned $12.7 million, $13.2 million and $11.2 million in servicing fees and interest on float and escrow balances for the years ended December 31, 2008, 2007 and 2006, respectively. These revenues are recorded as capital markets services revenues in the Consolidated Statements of Income.
     The total commercial loan servicing portfolio includes loans for which there is no corresponding mortgage servicing right recorded on the balance sheet, as these servicing rights were assumed prior to January 1, 2007 and involved no initial consideration paid by the Company. The Company has recorded mortgage servicing rights of $7.3 million and $5.3 million on $11.1 billion and $7.9 billion, respectively, of the total loans serviced as of December 31, 2008 and 2007.
     The Company stratifies its servicing portfolio based on the type of loan, including life company loans, commercial mortgage backed securities (CMBS), Freddie Mac and limited-service life company loans.

     Mortgage servicing rights do not trade in an active, open market with readily available observable prices. Since there is no ready market value for the mortgage servicing rights, such as quoted market prices or prices based on sales or purchases of similar assets, the Company determines the fair value of the mortgage servicing rights by estimating the present value of future cash flows associated with the servicing the loans. Management makes certain assumptions and judgments in estimating the fair value of servicing rights. The estimate is based on a number of assumptions, including the benefits of servicing (contractual servicing fees and interest on escrow and float balances), the cost of servicing, prepayment rates (including risk of default), an inflation rate, the expected life of the cash flows and the discount rate. The significant assumptions utilized to value servicing rights as of December 31, 2008 are as follows:
Expected life of cash flows: 3 years to 10 years
Discount rate(1): 15% — 20%
Prepayment rate: 0% — 7%
Inflation rate: 2%
Cost to service: $1,600 — $4,220
     (1) Reflects the time value of money and the risk of future cash flows related to the possible cancellation of servicing contracts, transferability restrictions on certain servicing contracts, concentration in the life company portfolio and large loan risk.
     The above assumptions are subject to change based on management’s judgments and estimates of future changes in the risks related to future cash flows and interest rates. Changes in these factors would cause a corresponding increase or decrease in the prepayment rates and discount rates used in our valuation model.
     Changes in the carrying value of mortgage servicing rights for the years ended December 31, 2008 and 2007, and the fair value at the end of each year were as follows:

							FV at
Category	12/31/07	Capitalized	Amortized	Impairment		12/31/08	12/31/08
Freddie Mac	$2,183	$1,879	$(796)		$—	$3,266	$3,805
CMBS	2,414	846	(399)		—	2,861	3,175
Life company — limited	112	152	(71)		—	193	247
Life company	634	776	(419)		—	991	1,218

Total	$5,343	$3,653	$(1,685)	$		$7,311	$8,445

						FV at
Category	12/31/06	Capitalized	Amortized	Impairment	12/31/07	12/31/07
Freddie Mac	$600	$1,800	$(217)	$—	$2,183	$3,001
CMBS	—	2,677	(263)	—	2,414	2,867
Life company — limited	—	126	(14)	—	112	161
Life company	1,790	834	(897)	(1,093)	634	701

Total	$2,390	$5,437	$(1,391)	$(1,093)	$5,343	$6,730

     Amounts capitalized represent mortgage servicing rights retained upon the sale of originated loans to Freddie Mac and mortgage servicing rights acquired without the exchange of initial consideration. The Company recorded mortgage servicing rights retained upon the sale of originated loans to Freddie Mac of $1.9 million and $1.8 million on $642 million and $670 million of loans, respectively, during the years ended December 31, 2008 and 2007, respectively. The Company recorded mortgage servicing rights acquired without the exchange of initial consideration of $1.8 million and $3.6 million on $2.9 billion and $6.8 billion of loans, respectively, during the years ended December 31, 2008 and 2007. These amounts are recorded in Interest and Other Income, net in the Consolidated Statements of Income.
     Amortization expense related to intangible assets was $1.9 million, $1.6 million, and $1.1 million for the years ended December 31, 2008, 2007 and 2006, respectively, and is reported in Depreciation and Amortization in the Consolidated Statements of Income. During the period ended December 31, 2007, the Company recorded an impairment charge of $1.1 million related to mortgage servicing rights acquired in June 2003. This impairment charge was recorded in Interest and other income, net in the Consolidated Statements of Income. In recording the impairment charge, the Company wrote off the gross mortgage servicing right balance of $5.4 million and accumulated amortization of $4.3 million, as it determined the fair value of these mortgage servicing rights to be approximately $0. The impairment charge resulted from several factors, including that many of the underlying loans experienced higher prepayment activity given that these loans had higher than current interest rates. Additionally, management updated its assumptions in estimating the fair value of the recorded servicing rights as of December 31, 2007 based on the current market conditions which caused the estimate of fair value for these mortgage servicing rights to decrease.

     See Note 2 for further discussion regarding treatment of servicing rights prior to January 1, 2007.
     Estimated amortization expense for the next five years is as follows (in thousands):

2009	$1,887
2010	1,460
2011	1,015
2012	806
2013	759
     The weighted-average remaining life of the mortgage servicing rights intangible asset was seven years at December 31, 2008. The remaining lives of the deferred financing costs and non-compete intangible assets were one and two years, respectively, at December 31, 2008.
6. Fair Value Measurement
     As described in Note 2, the Company adopted SFAS 157 as of January 1, 2008. SFAS 157 establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into the following three levels: Level 1 inputs which are quoted market prices in active markets for identical assets or liabilities; Level 2 inputs which are observable market-based inputs or unobservable inputs corroborated by market data for the asset or liability, and Level 3 inputs which are unobservable inputs based on our own assumptions that are not corroborated by market data. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.
     The Company has no financial assets or liabilities that are measured at fair value on a recurring basis. In accordance with generally accepted accounting principles, from time to time, the Company measures certain assets at fair value on a nonrecurring basis. These assets may include mortgage servicing rights and mortgage notes receivable. The mortgage servicing rights were not measured at fair value during 2008 as the Company continues to utilize the amortization method under SFAS 156 and the fair value of the mortgage servicing rights exceeds the carrying value at December 31, 2008. See Note 5 for further discussion on the assumptions used in valuing the mortgage servicing rights and impact on earnings during the period. The fair value of the mortgage notes receivable was based on prices observable in the market for similar loans and equaled carrying value at December 31, 2008. Therefore, no lower of cost or fair value adjustment was required.
7. Long-Term Debt and Capital Lease Obligations
     Long-term debt and capital lease obligations consist of the following at December 31, 2008 and 2007 (in thousands):

	December 31
	2008	2007
Bank term note payable	$—	$—
Capital lease obligations	151	189

Total long-term debt and capital leases	151	189
Less current maturities	91	78

Long-term debt and capital leases	$60	$111

     (a) The Credit Agreement
     In March 2006, HFF LP entered into a credit agreement (the “Credit Agreement”) with a financial institution. The Credit Agreement was comprised of a $60.0 million term loan and a $20.0 million revolving credit facility. HFF Holdings distributed the $60.0 million proceeds from the term loan to the members generally based on their respective ownership interests. The terms of the Credit Agreement required quarterly payments of $1.25 million and annual payments equal to 22.5% of adjusted annual net income. In connection with the Credit Agreement, each member signed a revised operating agreement which required each member to repay their portion of the remaining outstanding balance of the loan in the event the member withdrew from HFF Holdings prior to the loan being repaid in full. HFF Holdings was obligated under the Credit Agreement to remit all amounts collected from withdrawing members to the financial institution for repayment of the loan.

     The Credit Agreement, which had an original expiration date of March 29, 2010, was paid in full in connection with the proceeds from the initial public offering. Interest on outstanding balances was payable at the 30-day LIBOR rate plus 2.50%. The agreement also required payment of a commitment fee of .35% on the unused amount of credit under the revolving credit facility. The Company did not borrow on this revolving credit facility during the year ended December 31, 2006 or through the date of the initial public offering.
     On February 5, 2007, the Company entered into an Amended and Restated Credit Agreement with Bank of America (“Amended Credit Agreement”). The Amended Credit Agreement is comprised of a $40.0 million revolving credit facility, which replaced the Credit Agreement described above. The Amended Credit Agreement matures on February 5, 2010 and may be extended for one year based on certain conditions as defined in the agreement. Interest on outstanding balances is payable at the applicable LIBOR rate (for interest periods of one, two, three, six or twelve months) plus 200 basis points, 175 basis points or 150 basis points (such margin is determined from time to time in accordance with the Amended Credit Agreement, based on the Company’s then applicable consolidated leverage ratio) or the Federal Funds Rate (0.14% at December 31, 2008) plus 0.5% or the Prime Rate (3.25% at December 31, 2008) plus 1.5%. The Amended Credit Agreement also requires payment of a commitment fee of 0.2% or 0.3% on the unused amount of credit based on the total amount outstanding. The Company did not borrow on this revolving credit facility during the period February 5, 2007 through December 31, 2008. As of December 31, 2008, based on Availability, as defined under the Amended Credit Agreement as three times the difference of Consolidated EBITDA, as defined therein, and Consolidated Fixed Charges, as defined therein, the Company had $25.1 million of the $40.0 million in undrawn line of credit available under this facility. In addition, the financial covenants under the Amended Credit Agreement currently require the Company to maintain a maximum leverage ratio of Consolidated Funded Indebtedness to Consolidated EBITDA, each as defined therein, and a minimum fixed charge coverage ratio of Consolidated EBITDA to Consolidated Fixed Charges, each as defined therein. The Company’s ability to meet these requirements and financial ratios can be affected by events beyond the Company’s control, and the Company may not be able to continue to satisfy such requirements or ratios when required in the future. In particular, if conditions in the credit market and commercial real estate market continue or worsen in the future, the Company may no longer have any availability and/or be in compliance with the financial covenants under the Amended Credit Agreement. As a result, the Company may no longer be able to borrow any funds under this facility’s line of credit. In addition, the Company cannot make any assurances that it would be able to negotiate a waiver or amendment to the current facility or enter into a replacement line of credit on acceptable terms or at all. On October 30, 2007, the Company entered into an amendment to the Amended Credit Agreement to clarify that the $40.0 million line of credit under the Amended Credit Agreement is available to the Company for purposes of originating such Freddie Mac loans (see discussion under Note 8 below). Additionally, on June 27, 2008, the Company entered into an amendment to the Amended Credit Agreement to modify the calculation of the Consolidated Fixed Charge Coverage Ratio, as defined therein, as it relates to the Quarterly Tax Distributions, as defined therein, and to modify certain annual and quarterly reporting obligations of HFF LP under the Amended Credit Agreement.
     (b) Letters of Credit and Capital Lease Obligation
     At each December 31, 2008 and December 31, 2007, the Company has outstanding letters of credit of approximately $0.2 million with the same bank as the term note and revolving credit arrangements as security for two leases. The Company segregated cash in a separate bank account to collateralize the letters of credit. The letters of credit expire through 2009 but can be automatically extended for one year.
     Capital lease obligations consist primarily of office equipment leases that expire at various dates through September 2011 and bear interest at rates ranging from 3.65% to 9.00%. A summary of future minimum lease payments under capital leases at December 31, 2008, is as follows (in thousands):

2009	$91
2010	54
2011	6

$151

8. Warehouse Line of Credit
     In 2005, HFF LP obtained an uncommitted, unlimited warehouse revolving line of credit for the sole purpose of funding the Freddie Mac mortgage loans that it originates. In October 2007, this warehouse line was limited to $150.0 million. In November 2007, the Company entered into an uncommitted $50.0 million line of credit note with The Huntington National Bank to serve as a supplement to the existing warehouse line of credit. The Company also is permitted to use borrowings under the Amended Credit Agreement to originate and subsequently sell mortgages in connection with the Company’s participation in Freddie Mac’s Multifamily Program Plus® Seller/Servicer program. Each funding is separately approved on a transaction-by-transaction basis and is collateralized by a loan and mortgage on a multifamily property that is ultimately purchased by Freddie Mac. As of December 31, 2008 and December 31, 2007, HFF LP had $16.3 million and $41.0 million, respectively, outstanding on the warehouse line of credit and a corresponding amount of mortgage notes receivable. The Company did not borrow under the Amended Credit Agreement in connection with funding the Freddie Mac mortgage loans that it originates or otherwise during the years ended December 31, 2008 and 2007. Interest on the warehouse line of credit is at the 30-day LIBOR rate (1.08% and 5.02% at December 31, 2008 and December 31, 2007, respectively) plus a spread. HFF LP is also paid interest on its loans secured by multifamily loans at the rate in the Freddie Mac note.
9. Lease Commitments
     The Company leases various corporate offices, parking spaces, and office equipment under noncancelable operating leases. These leases have initial terms of one to ten years. The majority of the leases have termination clauses whereby the term may be reduced by two to seven years upon prior notice and payment of a termination fee by the Company. Total rental expense charged to operations was $5.6 million, $6.0 million, and $4.6 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     Future minimum rental payments for the next five years under operating leases with noncancelable terms in excess of one year and without regard to early termination provisions are as follows (in thousands):

2009	$4,327
2010	3,975
2011	3,424
2012	3,225
2013	2,128
Thereafter	3,661

$20,740

     The Company subleases certain office space to subtenants which may be canceled at any time. The rental income received from these subleases is included as a reduction of occupancy expenses in the accompanying consolidated statements of income.
     The Company also leases certain office equipment under capital leases that expire at various dates through 2011. See Note 4 and Note 7 for further description of the assets and related obligations recorded under these capital leases at December 31, 2008 and 2007, respectively.
     HFF Holdings is not an obligor, nor does it guarantee any of the Company’s leases.
10. Retirement Plan
     The Company maintains a retirement savings plan for all eligible employees, in which employees may make deferred salary contributions up to the maximum amount allowable by the IRS. After-tax contributions may also be made up to 50% of compensation. The Company makes matching contributions equal to 50% of the first 6% of both deferred and after-tax salary contributions, up to a maximum of $5,000. The Company match is fully vested after two years of service effective January 1, 2006. The Company’s contributions charged to expense for the plan were $1.3 million, $1.3 million, and $1.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.
11. Servicing
     The Company services commercial real estate loans for investors. The servicing portfolio totaled $24.5 billion, $23.2 billion, and $18.0 billion at December 31, 2008, 2007 and 2006, respectively.
     In connection with its servicing activities, the Company holds funds in escrow for the benefit of mortgagors for hazard insurance, real estate taxes and other financing arrangements. At December 31, 2008, 2007 and 2006, the funds held in escrow totaled $96.9 million, $99.8 million and $104.4 million, respectively. These funds, and the offsetting liabilities, are not presented in the Company’s financial statements as they do not represent the assets and liabilities of the Company. Pursuant to the requirements of the various investors for which the Company services loans, the Company maintains bank accounts, holding escrow funds, which have balances in excess of the FDIC insurance limit. The fees earned on these escrow funds are reported in capital markets services revenue in the consolidated statements of income.

12. Legal Proceedings
     The Company is party to various litigation matters, in most cases involving ordinary course and routine claims incidental to its business. The Company cannot estimate with certainty its ultimate legal and financial liability with respect to any pending matters. In accordance with SFAS 5, Accounting for Contingencies, a reserve for estimated losses is recorded when the amount is probable and can be reasonably estimated. However, the Company believes, based on examination of such pending matters, that its ultimate liability will not have a material adverse effect on its business or financial condition.
13. Income Taxes
     Income tax expense includes current and deferred taxes as follows (in thousands):

	Current	Deferred	Total
Year Ended December 31, 2008:
Federal	$(2,086)	$6,696	$4,610
State	(438)	871	433

	$(2,524)	$7,567	$5,043

	Current	Deferred	Total
Year Ended December 31, 2007:
Federal	$2,117	$5,399	$7,516
State	1,568	790	2,358

	$3,685	$6,189	$9,874

     The reconciliation between the income tax computed by applying the U.S. federal statutory rate and the effective tax rate on net income is as follows for the year ended December 31, 2008 and 2007 (dollars in thousands):

	Dec. 31, 2008	Dec. 31, 2007
Pre-tax book income	$10,056	$54,042
Less: income earned prior to IPO and Reorganization Transactions	—	(1,893)
Less: pre-tax income allocated to noncontrolling interest holder	(4,729)	(30,350)

Pre-tax book income after noncontrolling interest	$5,327	$21,799

	December 31,
	2008		2007
Income Tax expense		Rate		Rate
Taxes computed at federal rate	$1,811	34.0%	$7,412	34.0%
State and local taxes, net of federal tax benefit	223	4.2%	2,182	10.0%
Effect of deferred tax rate change	4,879	91.6%	—	0.0%
Effect of change in valuation allowance	(678)	(12.7)%	—	0.0%
Change in income tax benefit payable to stockholder	(1,492)	(28.0)%	—	0.0%
Meals and entertainment	201	3.8%	213	1.0%
Other	53	1.0%	36	0.2%
Adjustment to prior year’s taxes	46	0.8%	31	0.1%

	$5,043	94.7%	$9,874	45.3%

     Total income tax expense recorded for the year ended December 31, 2008 and 2007, included a benefit of $0.1 million and expense of $0.6 million of state and local taxes on income allocated to the noncontrolling interest holder, which represents (1.0)% and 2.8% of the total effective rate, respectively.

     Deferred income tax assets and liabilities consist of the following at December 31, 2008 and 2007 (in thousands):

	December 31,
	2008	2007
Deferred income tax assets:
Section 754 election tax basis step-up	$136,478	$150,007
Tenant improvements	557	405
Net operating loss carryforward	3,897	—
Restricted stock units	408	204
Compensation	267	293
Goodwill	—	27
Other	7	34

	141,614	150,970
Less: valuation allowance	(15,730)	(18,177)

Deferred income tax asset	125,884	132,793
Deferred income tax liabilities:
Goodwill	(126)	—
Servicing rights	(1,220)	(830)
Deferred rent	(370)	(211)

Deferred income tax liability	(1,716)	(1,041)

Net deferred income tax asset (liability)	$124,168	$131,752

     In evaluating the realizability of the deferred tax assets, management makes estimates and judgments regarding the level and timing of future taxable income, including reviewing forward-looking analyses. Based on this analysis and other quantitative and qualitative factors, management believes that it is currently more likely than not that the Company will be able to generate sufficient taxable income to realize a portion of the deferred tax assets resulting from the initial basis step up recognized from the Reorganization Transaction. Deferred tax assets representing the tax benefits to be realized when future payments are made to HFF Holdings under the Tax Receivable Agreement are currently not more likely than not to be realized and therefore, have a valuation allowance of $15.7 million recorded against them. The effects of changes in the Company’s estimates regarding the realization of the deferred tax assets will be included in net income. Similarly, the effect of subsequent changes in the enacted tax rates will be included in net income.
     At December 31, 2008 we had available $10.0 million of federal income tax net operating loss carryforwards which expire in 2028 and $11.0 million of state income tax net operating loss carryforwards which will expire from 2013 through 2028.
     In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement 109, or FIN 48. FIN 48 prescribes recognition and measurement standards for a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is the determination of whether a tax position should be recognized. Under FIN 48, a tax position taken or expected to be taken in a tax return is to be recognized only if the Company determines that it is more-likely-than-not that the tax position will be sustained upon examination by the tax authorities based upon the technical merits of the position. In step two, for those tax positions which should be recognized, the measurement of a tax position is determined as being the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company adopted FIN 48 on January 1, 2007, the effect of which was immaterial to the consolidated financial statements. The Company has determined that no unrecognized tax benefits needs to be recorded as of December 31, 2008.
     The Company will recognize interest and penalties related to unrecognized tax benefits in “Interest and other income (expense).” There were no interest or penalties recorded in the twelve months ended December 31, 2008 or December 31, 2007.

Tax Receivable Agreement
     In connection with the Reorganization Transactions, HFF LP and HFF Securities made an election under Section 754 of the Internal Revenue Code for 2007, and intend to keep that election in effect for each taxable year in which an exchange of partnership units for shares occurs. The initial sale as a result of the offering increased the tax basis of the assets owned by HFF LP and HFF Securities to their fair market value. This increase in tax basis allows the Company to reduce the amount of future tax payments to the extent that the Company has future taxable income. As a result of the increase in tax basis, the Company is entitled to future tax benefits of $136.5 million and has recorded this amount as a deferred tax asset on its Consolidated Balance Sheet. The Company has updated its estimate of these future tax benefits based on the changes to the estimated annual effective tax rate for 2007. The Company is obligated, however, pursuant to its Tax Receivable Agreement with HFF Holdings, to pay to HFF Holdings, 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes as a result of these increases in tax basis and as a result of certain other tax benefits arising from the Company entering into the tax receivable agreement and making payments under that agreement. For purposes of the tax receivable agreement, actual cash savings in income tax will be computed by comparing the Company’s actual income tax liability to the amount of such taxes that it would have been required to pay had there been no increase to the tax basis of the assets of HFF LP and HFF Securities as a result of the initial sale and later exchanges and had the Company not entered into the tax receivable agreement.
     The Company accounts for the income tax effects and corresponding tax receivable agreement effects as a result of the initial purchase and the sale of units of the Operating Partnerships in connection with the Reorganization Transactions and future exchanges of Operating Partnership units for the Company’s Class A shares by recognizing a deferred tax asset for the estimated income tax effects of the increase in the tax basis of the assets owned by the Operating Partnerships, based on enacted tax rates at the date of the transaction, less any tax valuation allowance the Company believes is required. In accordance with Emerging Issues Task Force Issue No. 94-10 “Accounting by a Company for the Income Tax Effects of Transactions Among or with its Shareholders under FASB Statement 109” (EITF 94-10), the tax effects of transactions with shareholders that result in changes in the tax basis of a company’s assets and liabilities will be recognized in equity. If transactions with shareholders result in the recognition of deferred tax assets from changes in the company’s tax basis of assets and liabilities, the valuation allowance initially required upon recognition of these deferred assets will be recorded in equity. Subsequent changes in enacted tax rates or any valuation allowance are recorded as a component of income tax expense.
     The Company believes it is more likely than not that it will realize a portion of the benefit represented by the deferred tax asset, and, therefore, the Company recorded 85% of this estimated amount of the increase in deferred tax assets, as a liability to HFF Holdings under the tax receivable agreement and the remaining 15% of the increase in deferred tax assets directly in additional paid-in capital in stockholders’ equity. Deferred tax assets representing the tax benefits to be realized when future payments are made to HFF Holdings under the Tax Receivable Agreement are currently not likely to be realized and, therefore, have a valuation allowance of $15.7 million recorded against them.
     While the actual amount and timing of payments under the tax receivable agreement will depend upon a number of factors, including the amount and timing of taxable income generated in the future, changes in future tax rates, the value of individual assets, the portion of the Company’s payments under the tax receivable agreement constituting imputed interest and increases in the tax basis of the Company’s assets resulting in payments to HFF Holdings, the Company has estimated that the payments that will be made to HFF Holdings will be $108.3 million and has recorded this obligation to HFF Holdings as a liability on the Consolidated Balance Sheets. In conjunction with the filing of the Company’s 2007 federal and state tax returns, the benefit for 2007 relating to the Section 754 basis step-up was finalized resulting in $6.2 million in tax benefits in 2007. As discussed above, the Company is obligated to remit to HFF Holdings 85% of any such cash savings in federal and state tax. As such, during August 2008, the Company paid $5.3 million to HFF Holdings under this tax receivable agreement. In addition, during the year ended December 31, 2008, the tax rates used to measure the deferred tax assets were updated which resulted in a reduction of deferred tax assets of $4.6 million, which resulted in a reduction in the payable under the tax receivable agreement of $3.9 million. To the extent the Company does not realize all of the tax benefits in future years, this liability to HFF Holdings may be reduced.
14. Supplemental Statements of Income
     The Supplemental Statements of Income set forth in the table below are provided to principally give additional information regarding the Company’s change in ownership interests in the Operating Partnerships that occurred during the year ended December 31, 2007. The changes in the Company’s ownership interest in the Operating Partnerships are a result of the initial public offering on January 30, 2007, and the underwriters’ exercise of their option to purchase additional shares on February 21, 2007.

HFF, Inc.
Consolidated Operating Results

	Period	Period	Period	Three	Three	Three	Three
	1/1/07	1/31/07	2/22/07	Months	Months	Months	Months	Year
	through	through	through	Ended	Ended	Ended	Ended	Ended
	1/30/07	2/21/07	3/31/07	3/31/07	6/30/07	9/30/07	12/31/07	12/31/07
	(Dollars in thousands, except per share data)
Revenue	$17,467	$12,308	$25,770	$55,545	$79,786	$68,029	$52,306	$255,666
Operating expenses:
Cost of services	10,817	8,160	14,560	33,537	44,151	39,166	31,172	148,026
Operating, administrative and other	4,427	2,663	6,184	13,274	15,378	14,270	12,877	55,799
Depreciation and amortization	358	273	389	1,020	878	993	970	3,861

Total Expenses	15,602	11,096	21,133	47,831	60,407	54,429	45,019	207,686
Operating income	1,865	1,212	4,637	7,714	19,379	13,600	7,287	47,980
Interest and other income, net	401	169	352	922	994	2,170	2,383	6,469
Interest expense	(373)	(14)	(7)	(394)	(6)	(4)	(3)	(407)

Income before income taxes	1,893	1,367	4,982	8,242	20,367	15,766	9,667	54,042
Provision for income taxes	—	151	945	1,096	3,796	2,947	2,035	9,874

Net income	1,893	1,216	4,037	7,146	16,571	12,819	7,632	44,168
Income attributable to noncontrolling interest	—	1,029	2,879	3,908	11,513	8,808	5,519	29,748

Income attributable to controlling interest	$1,893	$187	$1,158	$3,238	$5,058	$4,011	$2,113	$14,420

Less net income earned prior to IPO and reorganization	(1,893)	—	—	(1,893)	—	—	—	(1,893)

Income available to common stockholders	$—	$187	$1,158	$1,345	$5,058	$4,011	$2,113	$12,527

Net income per share — basic				$0.13	$0.31	$0.24	$0.13	$0.84
Net income per share — diluted				$0.13	$0.31	$0.24	$0.13	$0.84
15. Noncontrolling Interest
     The noncontrolling interest recorded in the consolidated financial statements of HFF, Inc. relates to the ownership interest of HFF Holdings in the Operating Partnerships. As a result of the Reorganization Transactions discussed in Note 1, partners’ capital was eliminated from equity and a noncontrolling interest of $6.4 million was recorded representing HFF Holdings remaining interest in the Operating Partnerships following the initial public offering and the underwriters’ exercise of the overallotment option on February 21, 2007, along with HFF Holdings’ proportional share of net income earned by the Operating Partnership subsequent to the change in ownership.
     Effective January 1, 2009, HFF, Inc. adopted the provisions of Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an Amendment of ARB No. 51 (SFAS 160).” This standard requires retrospective application of its presentation and disclosure requirements. As a result, previously presented minority interest in the consolidated balance sheets has been reclassified to equity as noncontrolling interest. Net income in the consolidated statements of income has been adjusted to include the net income attributed to the noncontrolling interest. A reconciliation of the beginning and end of period equity attributed to the noncontrolling interest is presented in the consolidated statements of stockholders’ equity/partners’ capital (deficiency).
     The table below sets forth the noncontrolling interest amount recorded during the years ending December 31, 2008 and 2007, which includes the period following the initial public offering on January 30, 2007, and the period following the underwriter’s exercise of the overallotment option on February 21, 2007 (dollars in thousands).

	Three	Three	Three	Three
	Months	Months	Months	Months	Year
	Ended	Ended	Ended	Ended	Ended
	3/31/08	6/30/08	9/30/08	12/31/08	12/31/08
Net (loss) income from operating partnerships	$(177)	$5,265	$2,413	$1,148	$8,649
Noncontrolling interest ownership percentage	55.31%	55.31%	55.31%	55.31%

Noncontrolling interest	$(98)	$2,912	$1,335	$635	$4,784

	Period			Three	Three	Three	Three
	1/1/07	Period	Period	Months	Months	Months	Months	Year
	through	1/31/07	2/22/07	Ended	Ended	Ended	Ended	Ended
	1/30/07	through 2/21/07	through 3/31/07	3/31/07	6/30/07	9/30/07	12/31/07	12/31/07
Net income from operating partnerships	$1,922	$1,683	$5,206	$8,811	$20,814	$15,925	$9,979	$55,529
Noncontolling interest ownership percentage		61.14%	55.31%		55.31%	55.31%	55.31%

Noncontrolling interest		$1,029	$2,879	$3,908	$11,513	$8,808	$5,519	$29,748

     As a result of the Reorganization Transactions, HFF Holdings beneficially owns 20,355,000 partnership units in each of the Operating Partnerships. Pursuant to the terms of HFF, Inc.’s amended and restated certificate of incorporation, HFF Holdings can from time to time exchange its partnership units in the Operating Partnerships for shares of the Company’s Class A common stock on the basis of two partnership units, one for each Operating Partnership, for one share of Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. The following table reflects the exchangeability of HFF Holdings’ rights to exchange its partnership units in the Operating Partnerships for shares of the Company’s Class A common stock, pursuant to contractual provisions in the HFF Holdings operating agreement. However, these contractual provisions may be waived, amended or terminated by a vote of the members holding 65% of the interests of HFF Holdings following consultation with the Company’s Board of Directors.

	Number of	Percentage of
	Additional	HFF
	Shares	Holdings’
	of Class A	Partnership
	Common	Units in the
	Stock Expected	Operating
	to	Partnerships
	Become	Becoming
	Available	Eligible
Exchangeability Date:	for Exchange	for Exchange
January 31, 2009	5,088,750	25%
January 31, 2010	5,088,750	25%
January 31, 2011	5,088,750	25%
January 31, 2012	5,088,750	25%

Total	20,355,000	100%

     HFF Holdings was issued one share of the Company’s Class B common stock. Class B common stock has no economic rights but entitles the holder to a number of votes that is equal to the total number of shares of Class A common stock for which the partnership units that HFF Holdings holds in the Operating Partnerships are exchangeable.
16. Earnings Per Share
     The Company’s net income and weighted average shares outstanding for the years ended December 31, 2008 and 2007, consists of the following (dollars in thousands):

	Year	Year
	Ended	Ended
	December 31,	December 31,
	2008	2007
Net income	$229	$14,420
Net income attributable to controlling interest	$229	$12,527
Weighted Average Shares Outstanding:
Basic	16,472,141	14,968,389
Diluted	16,472,141	14,968,389
     Prior to the Reorganization Transactions and the initial public offering, the Company historically operated as a series of related partnerships and limited liability companies. There was no single structure upon which to calculate historical earnings per share information. Accordingly, earnings per share information has not been presented for periods prior to the initial public offering. The calculations of basic and diluted net income per share amounts for the years ended December 31, 2008 and 2007 are described and presented below.

   Basic Net Income per Share
     Numerator — net income attributable controlling interest for the three and twelve months ended December 31, 2008 and 2007, respectively.
     Denominator — the weighted average shares of Class A common stock for the three and twelve months ended December 31, 2008 and 2007, including 47,730 and 11,110 restricted stock units that have vested and whose issuance is no longer contingent as of December 31, 2008 and 2007, respectively.
   Diluted Net Income per Share
     Numerator — net income attributable to controlling interest for the three and twelve month periods ended December 31, 2008 and 2007 as in the basic net income per share calculation described above plus income allocated to the noncontrolling interest holder upon assumed exercise of exchange rights.
     Denominator — the weighted average shares of Class A common stock for the three and twelve months ended December 31, 2008 and 2007, including 47,730 and 11,110 restricted stock units that have vested and whose issuance is no longer contingent as of December 31 2008 and 2007, respectively, plus the dilutive effect of the unrestricted stock units, stock options, and the issuance of Class A common stock upon the exercise of exchange by HFF Holdings.

	Three Months	Year	Three Months	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2008	2007	2007
Basic Earnings Per Share of Class A Common Stock
Numerator:
Net (loss) income attributable to controlling interest	$(201)	$229	$2,113	$12,527
Denominator:
Weighted average number of shares of Class A common stock outstanding	16,494,210	16,472,141	16,456,110	14,968,389
Basic net income per share of Class A common stock	$(0.01)	$0.01	$0.13	$0.84
Diluted Earnings Per Share of Class A Common Stock
Numerator:
Net (loss) income attributable to controlling interest	$(201)	$229	$2,113	$12,527
Add — dilutive effect of:
Income allocated to noncontrolling interest holder upon assumed exercise of exchange right	—	—	—	—
Denominator:
Basic weighted average number of shares of Class A common stock	16,494,210	16,472,141	16,456,110	14,968,389
Add — dilutive effect of:
Unvested restricted stock units	—	—	—	—
Stock options	—	—	—	—
Noncontrolling interest holder exchange right	—	—	—	—
Weighted average common shares outstanding — diluted	16,494,210	16,472,141	16,456,110	14,968,389
Diluted earnings per share of Class A common stock	$(0.01)	$0.01	$0.13	$0.84
17. Concentrations
     A significant portion of the Company’s capital markets services revenues is derived from transactions involving commercial real estate located in specific geographic areas. During 2008, approximately 24.7% and 9.9% of the Company’s capital markets services revenues were derived from transactions involving commercial real estate located in Texas and the region consisting of the District of Columbia, Maryland and Virginia, respectively. During 2007, approximately 25.8% and 8.8% of our capital markets services revenues was derived from transactions involving commercial real estate located in Texas and the region consisting of the District of Columbia, Maryland and Virginia, respectively. As a result, a significant portion of the Company’s business is dependent on the economic conditions in general and the markets for commercial real estate in these areas.

18. Related Party Transactions
     The Company made payments on behalf of two affiliates, HFF Holdings and Holdings Sub (the “Holdings Affiliates”), of approximately $0.1 million, during the year ended December 31, 2008 and the Company received $1.4 million from one of it’s affiliates as payment of the outstanding receivable.
     During the year ended December 31, 2007, the Company made payments of $1.2 million and allocated operating expenses of $0.1 million on behalf of the Holdings Affiliates. The Company was reimbursed for transaction costs relating to the IPO transaction from the Holdings Affiliates of approximately $1.5 million during the year ended December 31, 2007. In addition, the Company recorded a payable to the Holdings Affiliates in the amount of $3.6 million during the year ended December 31, 2007 for net working capital adjustments, release of a letter of credit as a result of the IPO transaction and tax distributions. Upon release of the letter of credit, the Company made a payment to HFF Holdings in the amount of $2.0 million. The Company owes $0.1 million and was due $1.2 million from the Holdings Affiliates as of December 31, 2008 and 2007, respectively.
     As a result of the Company’s initial public offering, the Company entered into a tax receivable agreement with HFF Holdings that provides for the payment by the Company to HFF Holdings of 85% of the amount of the cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes as a result of the increase in tax basis of the assets owned by HFF LP and HFF Securities and as a result of certain other tax benefits arising from entering into the tax receivable agreement and making payments under that agreement. The Company will retain the remaining 15% of cash savings, if any, in income tax that it realizes. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing the Company’s actual income tax liability to the amount of such taxes that it would have been required to pay had there been no increase to the tax basis of the assets of HFF LP and HFF Securities allocable to the Company as a result of the initial sale and later exchanges and had the Company not entered into the tax receivable agreement. The term of the tax receivable agreement commenced upon consummation of the offering and will continue until all such tax benefits have been utilized or have expired. During the three month period ended September 30, 2008, the Company made a payment of $5.3 million to HFF Holdings representing the first payment under the tax receivable agreement. See Note 13 for further information regarding the tax receivable agreement and Note 19 for the amount recorded in relation to this agreement.
19. Commitments and Contingencies
     The Company is obligated, pursuant to its tax receivable agreement with HFF Holdings, to pay to HFF Holdings 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that the Company actually realizes as a result of the increases in tax basis under Section 754 and as a result of certain other tax benefits arising from the Company entering into the tax receivable agreement and making payments under that agreement. During the year ended December 31, 2008, the Company paid HFF Holdings $5.3 million, which represents 85% of the actual cash savings realized by the Company in 2007. The Company has recorded $108.3 million for this obligation to HFF Holdings as a liability on the Consolidated Balance Sheet as of December 31, 2008.
     From time to time the Company enters into employment agreements with transaction professionals. Some of these agreements include payments to be made to the transaction professional at a specific time, if certain conditions have been met. The Company accrues for these payments over the life of the agreement. The Company has recorded $0.1 million for these employment agreements as a liability on the Consolidated Balance Sheet as of December 31, 2008.
20. Selected Quarterly Financial Data (unaudited)
     As noted previously, the Company’s reported net income for the periods in 2008 and 2007 are not directly comparable due primarily to the noncontrolling interest adjustment, which is related to HFF Holdings’ ownership interest in the Operating Partnerships, and the change in tax structure following the Company’s restructuring transactions and the initial public offering on January 30, 2007.

	Quarter Ended
2008	March 31	June 30	September 30	December 31
Net revenue	$32,180	$43,589	$31,034	$24,884
Operating (loss) income	(1,538)	3,426	(98)	(504)
Interest and other income, net	1,006	920	1,849	1,153
Decrease in payable under the tax receivable agreement(1)	3,580	—	282	—
(Loss) income attributable to controlling interest	(963)	1,068	325	(201)
Per share data(2)
Basic earnings per share	$(0.06)	$0.06	$0.02	$(0.01)
Diluted earnings per share	$(0.06)	$0.06	$0.02	$(0.01)

	Quarter Ended
2007	March 31	June 30	September 30	December 31
Net revenue	$55,545	$79,786	$68,029	$52,306
Operating income	7,714	19,379	13,600	7,287
Interest and other income, net	922	994	2,170	2,383	(3)
Net income	3,238	5,058	4,011	2,113
Income attributable to controlling interest	1,345	5,058	4,011	2,113
Per share data(2)
Basic earnings per share	$0.13	$0.31	$0.24	$0.13
Diluted earnings per share	$0.13	$0.31	$0.24	$0.13

(1)	During the three months ending March 31, 2008, $3.6 million was classified with Income tax expense. This amount was reclassed in the third quarter 2008 Form 10-Q for the nine months ending September 30, 2008 to the Decrease in payable under the tax receivable agreement line. There was no impact to net income or earnings per share in either period.

(2)	Earnings per share were computed independently for each of the periods presented; therefore, the sum of the earnings per share amounts for the quarters may not equal the total for the year.

(3)	Includes $0.7 million correction related to an error in the valuation of mortgage servicing rights during the nine months ended September 30, 2007, which increased interest and other income, net, in the fourth quarter of 2007.